LEASE

By this Lease, made the 21st day of December, 2006, between POINT FIVE DEVELOPMENT RIDGE & HUDSON LLC, a New York limited liability company hereinafter called "Landlord", and WALGREEN EASTERN CO., INC., a New York corporation, hereinafter called "Tenant";

1. Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, for a term commencing February 1, 2008, and continuing to and including January 31, 2083 as such dates shall be adjusted pursuant to Article 3 herein and subject to prior termination as hereinafter provided, the premises to include both the real property and a building and other improvements located on the northeast corner of Hudson Avenue and East Ridge Road in the Town of Irondequoit, County of Monroe, State of New York, together with all improvements, appurtenances, easements, and privileges belonging thereto. The building to be erected and completed by Landlord shall include not less than 120 feet of frontage along East Ridge Road and 97 feet of depth, being a rectangular area containing approximately 11,572 square feet of first floor area (the "Building"). All of the foregoing shall be as shown on the site plan attached hereto and made a part hereof as Exhibit "A" (the "Site Plan"), and as legally described in Exhibit "B" attached hereto and made a part hereof. The Building, real estate, and other improvements to be constructed thereon are hereinafter collectively referred to as the "Leased Premises."

Tenant has been granted certain easement rights over the parcel adjacent to the Leased Premises to the east (the "Adjacent Parcel") pursuant to the REA (as same is defined in Article 7 hereof)."

(Text of the document continues on next page.)

THE TERMS, COVENANTS AND CONDITIONS OF SAID LETTING ARE AS FOLLOWS:

RENT

2. Tenant shall pay rent for the Leased Premises, as follows:

(a) A fixed rent of $36,500.00 per month, commencing on the first day of the Term (as defined in Article 3[a] hereof) and continuing thereafter for the remainder of the Term. Fixed rent shall be payable on the first day of each and every month in advance and shall be properly apportioned for any period less than a full calendar month;

(b) If a sum equal to - - - -

2.0% of the Gross Sales, as hereinbelow defined, except Gross Sales from the sale of food items, if any, and prescription items, if any,

plus 0.5% of such Gross Sales of food items, if any, and prescription items (excluding prescription items sold pursuant to Third Party Prescription Plans as defined below), if any,

made by Tenant in the operation of Tenant's store in the Leased Premises in any lease year (as defined in Article 3[c]) shall exceed the total fixed rent for such lease year, then and in such event, and within forty-five (45) days after the end of each lease year, Tenant shall pay to Landlord the amount of such excess as additional percentage rent. However, in no event shall the total of fixed rent plus additional percentage rent (if any) payable by Tenant in any lease year exceed twice the amount of fixed rent payable in such lease year, which amount shall be proportionately decreased for any lease year that is not comprised of a full twelve (12) months. Within forty-five (45) days after the end of each lease year Tenant shall furnish to Landlord a statement of the total amount of such Gross Sales for such lease year. The aforesaid amount(s) shall be proportionately adjusted in the case of a lease year of more or less than a full twelve (12) calendar months.

(c) (i) The term "Gross Sales" as used herein is defined as the total amount of all receipts, whether for cash or on credit (less returns and refunds) from sales of drugs, food, goods, wares and merchandise of every sort whatsoever, made by Tenant in the operation of Tenant's store on the Leased Premises, or made by any concessionaire on the Leased Premises. The following shall be specifically excluded from Gross Sales: receipts from sales of tobacco products; receipts from the sale of milk and all other alcoholic and non-alcoholic beverages; receipts from the sale of prescription items pursuant to Third Party Prescription Plans, as defined below; receipts and commissions from the operation of public telephones; license and transaction fees received from the operation of automatic teller machines and any other electronic consumer service apparatus; credit card processing fees; intercorporate and interstore sales or transfers; sales of government bonds, savings stamps and other government securities; sales of postage stamps and ready stamped postcards and envelopes; sales of government lottery tickets; sales at a discount to employees; sales at a discount to doctors, dentists, hospitals, nurses, drug stores or wholesale drug or supply houses; accounts receivable written off as uncollectible. Tenant shall also have the right to deduct and exclude from Gross Sales a sum equal to any approximate amounts which may be paid by Tenant or which Tenant may add to or include in its selling prices of various articles by reason of any sales taxes, use taxes, retailers' occupation taxes, excise taxes at the retail level and the like, now or hereafter imposed and however entitled, and which are based upon the amounts of sales or the units of sales.

(ii) "Third Party Prescription Plans" shall be deemed to be those health benefit plans wherein all or any portion of the cost of pharmaceuticals and any other items obtained by a prescription are paid or reimbursed by an organization such as a governmental agency, an entity created by state or federal law, an insurance carrier, a

health maintenance organization, a union, a trust or benefit organization or an employer or employer group pursuant to an agreement between Tenant (or Tenant's parent or any other corporation or entity that is a subsidiary of or affiliated with Tenant or Tenant's parent) and such organization.

(d) Tenant shall cause to be kept, in accordance with its customary accounting procedures, records of the Gross Sales made by Tenant in the operation of Tenant's store on the Leased Premises. Landlord and Landlord's duly authorized representative, at reasonable times during business hours, shall have access to such records at the place where the same are kept, for the purpose of inspecting and auditing the same, provided that any such inspection and audit be made by Landlord within six (6) months after the expiration of any lease year. If Landlord does not object in writing to any statement above mentioned within said time period, such statement shall be conclusively presumed to be correct and final, and thereafter Tenant shall not be required to preserve the records from which such statement was compiled. Landlord agrees not to divulge to any person or entity the information obtained by Landlord and Landlord's representatives from such records or from the statements above mentioned, except to any mortgagee or prospective purchaser of the Leased Premises and except as may be necessary to enforce Landlord's rights under this Lease. Nothing herein contained, however, shall be deemed to confer upon Landlord any interest in the business of Tenant on the Leased Premises.

(e) Until further notice by Landlord to Tenant, rent checks shall be payable to and mailed to:

Point Five Development Ridge & Hudson, LLC
Attn.: Seamus P. Lyman, Esq.
7085 Manlius Center Road
East Syracuse, NY 13057
Phone: 1-315-489-1310
Landlord's FEIN: 20-5201263

1099 Recipient: Same

(f) Landlord shall, prior to the first day of the Term, provide Tenant (Attn.: Fixed Assets Department, 1417 Lake Cook Road, MS #L254, Deerfield, Illinois 60015) with a completed IRS Form W-9. Any successor to Landlord shall likewise provide Tenant with such completed IRS Form W-9 as a condition precedent to any rent or other payment from Tenant.

TERM, RENT COMMENCEMENT, LEASE YEAR, OPTIONS

3. (a) Term. The term shall be adjusted so that it commences on the Possession Date (as defined in Article 4), and shall continue for seventy five (75) years thereafter (the "Term"); provided, however, that if such Possession Date be other than the first day of the calendar month, then the Term shall continue to and include the last day of the same calendar month of the seventy fifth (75th) year thereafter.

(b) Rent Commencement.

(i) Tenant shall commence paying fixed rent pursuant to Article 2 hereof as of the first day of the Term. Provided however, in the event that Tenant is unable to open its store for business at the Leased Premises within thirty (30) days of the Possession Date due to the fault of Landlord, then in such event rent and other charges due under the terms of this Lease shall abate for the time period commencing on the thirty-first (31st) day after the Possession Date and continuing thereafter until the day immediately preceding the date that Tenant opens its store for business at the Leased Premises. Notwithstanding the foregoing, nothing contained in this Lease shall be construed to obligate Tenant to open for business nor to obligate Tenant (or its successors or assigns) to continue to operate its business in the Leased Premises.

(ii) Anything to the contrary in this Lease notwithstanding, Tenant shall have no obligation to pay rent or other charges until Landlord has provided all of the information and instruments required by Articles 4, 5, 7, 11 and 18 of this Lease, as applicable, provided that upon Tenant's receipt of all such information and instruments, Tenant shall pay all rent and other charges which accrued and would have been paid but for Landlord's failure to provide any or all such required information and instruments.

(iii) Landlord and Tenant hereby acknowledge and agree that, although fixed rent and other charges shall accrue as of the Possession Date as provided in Article 3(b)(i) above, Tenant shall withhold the payment of fixed rent and other charges due for the first sixty (60) days of the Term (the "Punchlist Withholding") as security for Landlord's completion of Punchlist Items (as defined in Article 4) to Tenant's reasonable satisfaction upon the terms of this Section. Tenant shall release the Punchlist Withholding to Landlord within ten (10) days of the earliest to occur of the following events: (1) the failure of Tenant to tender a Punchlist Notice (as defined in Article 4(a)(ii) hereof) within sixty (60) days of the Possession Date; (2) the failure of Tenant to re-inspect the Leased Premises within thirty (30) days of Landlord's notice of completion of the Punchlist Items as provided herein; or (3) Landlord's completion of the Punchlist Items to Tenant's reasonable satisfaction.

Landlord shall complete the Punchlist Items within sixty (60) days of Landlord's receipt of the Punchlist Notice from Tenant, and upon such completion, Landlord shall send Tenant written notice thereof. Tenant shall re-inspect the Leased Premises within thirty (30) days of Landlord's notice (a "Tenant Re-Inspection") and if Tenant determines as a result of a Tenant Re-Inspection that Landlord has failed to complete the Punchlist Items to Tenant's reasonable satisfaction, Tenant shall notify Landlord of the same within fifteen (15) days of the Tenant Re-Inspection (a "Re-Inspection Notice"), identifying in such notice the then outstanding Punchlist Items which Landlord must complete. In the event that a Tenant Re-inspection reveals that Landlord has failed to complete the Punchlist Items to Tenant's reasonable satisfaction, Landlord shall additionally reimburse Tenant for any costs incurred by Tenant in connection with such Tenant Re-Inspection, including, without limitation, the cost of any independent testing or inspection performed by or on behalf of Tenant and any re-inspection of the Leased Premises as a result thereof. If Landlord shall not complete the Punchlist Items within sixty (60) days after receipt of the Punchlist Notice or within thirty (30) days after receipt of a Re-Inspection Notice, as the case may be, then Tenant, at Tenant's option, may correct and complete the Punchlist Items on behalf of Landlord in such manner as Tenant sees fit, and the full cost and expense incurred by Tenant in doing so shall be immediately due by Landlord to Tenant. Tenant shall be and is hereby authorized and directed to deduct all costs and expenses due and owing Tenant under the terms of this paragraph from the Punchlist Withholding, and, if the sums due and owing Tenant hereunder exceed the amount of the Punchlist Withholding, from rent and other sums due by Tenant under this Lease.

(c) Lease Year. The first lease year shall commence on the Possession Date and, if such date shall be on the first day of a calendar month, shall end twelve months thereafter, or, if such date be other than the first day of a calendar month, shall end on the last day of the same calendar month of the first year thereafter, and each succeeding lease year shall be each succeeding twelve month period.

(d) Termination Options. ~~Tenant shall have the right and option, at Tenant's~~ election, to terminate this Lease effective as of the last day of the ~~three hundredth~~ (300th) full calendar month of the Term, or effective ~~as of the~~ last day of any month thereafter. If Tenant shall elect to exercise ~~any~~ such option, Tenant shall send notice thereof to Landlord, at ~~least six~~ (6) months prior to the date this Lease shall so terminate, ~~but no~~ notice shall be required to terminate this Lease upon the expiration of ~~the Term.~~ Tenant shall have the right and option, at Tenant's election, to terminate this Lease effective as of the last day of the three hundredth (300th) full calendar month of the Term, effective as of the last day of the three hundred sixtieth (360th) full calendar month of the Term, effective as of the last day of the four hundred twentieth (420th) full calendar month of the Term, effective as of the last day of the four hundred eightieth

RFS / SPK

(480th) full calendar month of the Term, effective as of the last day of the five hundred fortieth (540th) full calendar month of the Term, effective as of the last day of the six hundredth (600th) full calendar month of the Term, effective as of the last day of the six hundred sixtieth (660th) full calendar month of the Term, effective as of the last day of the seven hundred twentieth (720th) full calendar month of the Term, effective as of the last day of the seven hundred eightieth (780th) full calendar month of the Term, and effective as of the last day of the eight hundred fortieth (840th) full calendar month of the Term. If Tenant shall elect to exercise any such option, Tenant shall send notice thereof to Landlord, at least six (6) months prior to the date this Lease shall so terminate, but no notice shall be required to terminate this Lease upon the expiration of the Term.

DELIVERY OF POSSESSION

4. (a) (i) Landlord shall Substantially Complete Leased Premises on February 1, 2008, or as soon as possible thereafter, and in any case not later than July 1, 2008, and at the same time deliver to Tenant a full set of keys to the Building . Tenant shall accept possession of the Leased Premises upon such Substantial Completion, and the date upon which Tenant accepts possession of the Leased Premises shall be referred to herein as the "Possession Date"). Provided however, that if Landlord shall so put Tenant into possession between November 1 and January 1 (the "Blackout Period"), then the Possession Date shall be deemed to be January 1 (regardless that physical possession of the Leased Premises has been delivered and accepted prior thereto). If Tenant shall elect to enter into possession of the Leased Premises during the Blackout Period and opens for business within the Blackout Period, then notwithstanding the foregoing, the Possession Date shall not be delayed to January 1st and, instead, the Possession Date shall be the date that Tenant so entered into possession of the Leased Premises during the Blackout Period. Subject to the Blackout Period and to Landlord's compliance with the notice provisions of this Article, Tenant shall be required to accept possession of the Leased Premises on the date that the Leased Premises is Substantially Complete (as defined below). Landlord shall send written notice to Tenant, Attn.: Director of Construction, with a copy to the Real Estate Law Department, at least forty-five (45) days (but not more than sixty [60] days) before such possession is to be delivered. Such notice shall set forth the date of delivery of possession, which shall be on a Monday (unless such date is a legal holiday, in which case possession shall be delivered the next business day). Additionally, as a condition precedent to the delivery of possession of the Leased Premises to Tenant, Landlord shall send written notice to Tenant which shall be certified by Landlord's architect, at least fourteen (14) but not more than twenty-one (21) days prior to the date of delivery of possession which notice shall confirm the date that possession shall be delivered and that the Leased Premises is Substantially Complete and ready for occupancy. In the event Landlord shall fail to deliver possession of the Leased Premises on the date set forth in such notice, Tenant may hold Landlord liable for any direct additional expenses incurred by Tenant as a result of such failure. If possession is not delivered by July 1, 2008, Tenant, in addition to Tenant's remedies at law, equity or under this Lease, may cancel this Lease by notice to Landlord. The Leased Premises upon delivery shall be in good condition and repair, free of Hazardous Substances (as defined below) whether or not disclosed by the study and report referred to in Article 4(b) below (or, if remediation is or is not required pursuant to Environmental Law, Landlord may provide Tenant with appropriate final environmental closure documentation (i.e., a no further action letter)), and shall fully comply with all lawful requirements (including, without limitation, the Americans With Disabilities Act, 42 U.S.C. Section 12101 et seq.; all state, county and municipal laws, ordinances, rules and regulations pertaining to the accommodation of disabled persons; all zoning laws and ordinances; and all building, fire, health and safety codes) and shall be constructed in accordance with Article 5 hereof. Tenant shall have the right, without being deemed to have accepted possession, to enter upon the Leased Premises as soon hereafter as practical to take measurements and install its exterior signs (including, but not limited to, the installation of permanent and temporary signs), but such entry (or the opening for business) shall not constitute a waiver as to the condition of the Leased Premises or as to any work to be done or changes to be made by Landlord, or as to any other obligations of Landlord hereunder. Landlord shall

secure from the appropriate governmental authority and provide to Tenant prior to delivery of possession of the Leased Premises, a Certificate of Occupancy (or a Temporary Certificate of Occupancy permitting occupancy pending the issuance of a Certificate of Occupancy in which event the delivery to Tenant of a Certificate of Occupancy shall be deemed a condition subsequent).

The term "Substantially Complete," as used herein, shall be defined to mean Landlord's delivery of possession of the Leased Premises to Tenant with the following conditions fully performed, satisfied and complied with: (i) Landlord's construction shall have been fully completed in accordance with the requirements of the Plans approved by Tenant and Tenant's Criteria (hereinafter described), subject to only minor punchlist items which in Tenant's good faith determination shall not interfere with Tenant's ability to fixture and merchandise the Leased Premises upon acceptance or to conduct its business therein in accordance with Tenant's business practice; (ii) a certificate from Landlord's architect or engineers supervising the construction (in form and substance reasonably acceptable to Tenant) shall be delivered to Tenant certifying that all construction work has been performed in accordance with the Plans approved by Tenant and Tenant's Criteria (hereinafter described); (iii) a final Certificate of Occupancy (or a Temporary Certificate of Occupancy permitting occupancy pending the issuance of the final Certificate of Occupancy) or officially certified copies thereof issued by the governmental department(s) having jurisdiction over the Leased Premises shall have been issued and delivered to Tenant; (iv) all access and public roads and easements necessary for ingress and egress to and from the Leased Premises (as shown on Exhibit "A" and more particularly described in Article 7 hereof) shall have been completed, open and available for use and water and other utilities shall have been connected to, and are available to the Leased Premises; and (v) all conditions and obligations of Landlord under this Lease to be then performed by Landlord have been completed and satisfied (including but not limited to Landlord's obligations under Article 18 hereof). Landlord and Tenant agree that Tenant shall be obligated to accept possession of the Leased Premises after performance by Landlord of each of Landlord's prepossession obligations under this Lease, subject to the timing and notice requirements set forth in Article 4(a).

(ii) In the event that there are Punchlist Items (hereinafter defined) as of the date of delivery of possession of the Leased Premises to Tenant, Landlord shall promptly and properly complete the same, and Tenant shall have the rights and remedies set forth in Article 3(b)(iii) in the event that Landlord fails to do so. For purposes hereof "Punchlist Items" shall be defined as those incomplete items which, in Tenant's determination do not materially interfere with Tenant's ability to fixture and merchandise the Leased Premises or open or occupy the same for Tenant's business in accordance with Tenant's customary business practices. None of the items listed on Exhibit "D" shall be considered punchlist items and all of the same must be satisfactorily completed prior to the date of delivery of possession of the Leased Premises to Tenant. Tenant shall provide Landlord with a written statement of Punchlist Items (a "Punchlist Notice") no later than sixty (60) days after the Possession Date.

(iii) Simultaneously with Landlord's first delivery of possession notice sent pursuant and other than those that are contemplated by this Lease and REA below, as of the date of this Lease, Landlord, after due inquiry, warrants and represents to Tenant as follows: (1) that Landlord has no knowledge of any pending, threatened, or planned condemnation action or eminent domain proceeding which will affect the Leased Premises; (2) that Landlord has no knowledge of any pending, threatened, or planned modification to any public roadway adjacent to the Leased Premises or to any access point to or from the Leased Premises from or to said public roadways; and (3) that Landlord has no knowledge of any pending, threatened or planned modification to, or elimination of any traffic signal serving the roadways adjacent to the Leased Premises and located within 500 feet of any boundary of the Leased Premises. Simultaneously with Landlord's first delivery of possession notice sent pursuant other than the changes that are contemplated by this Lease and the REA and access agreement in Article 7 below, Landlord shall disclose any information then known to Landlord that modifies the above warranties or representations or, in the absence of

such disclosure, the above warranties and representations shall conclusively be deemed to have been restated. If Landlord, prior to the Possession Date, becomes aware of: (I) any pending, threatened, or planned condemnation action or eminent domain proceeding which will affect the Leased Premises; (II) any pending, threatened, or planned modification to any public roadway adjacent to the Leased Premises or to any access point to or from the Leased Premises from or to said public roadways; and/or (III) any pending, threatened or planned modification to, or elimination of any traffic signal serving the roadways adjacent to the Leased Premises and located within 500 feet of any boundary of the Leased Premises, then Landlord shall disclose the same to Tenant and provide Tenant all available relevant documentation and information, prior to the Possession Date. In the event that, prior to the Possession Date, there is any pending, threatened, or planned condemnation, taking, modification or elimination as above-described, if, in the opinion of Tenant, reasonably exercised, the remainder of the Leased Premises and/or the access points or public roadways adjacent thereto and/or the traffic signals located with 500 feet of any boundary of the Leased Premises of, and serving those roadways adjacent to the Leased Premises would be no longer suitable for Tenant's business, then this Lease, at Tenant's option, to be exercised by notice to Landlord, shall terminate. Tenant's termination right shall not be its exclusive remedy if any above described condemnation, taking, or modification occurs after the Possession Date, or if Tenant discovers, after the Possession Date, that Landlord violated the above warranty(ies) or representation(s) or that Landlord did not disclose a change in the same that Landlord had actual knowledge of prior to the Possession Date.

(b) (i) (A) Except as set forth in that certain Phase I dated October 11, 2006 (the "Phase I Report"), the Site Divestment Assessment Report dated August 14, 2006 and the Tank Excavation Assessment Report dated September 11, 2006 all prepared by Strategic Environmental Management, Inc. (collectively the "Additional Reports"). which has been delivered to Tenant, Landlord represents to the best of Landlord's knowledge that it has no actual knowledge concerning any current or previous use of the Leased Premises which would lead a reasonable person to suspect that Hazardous Substances (as defined below) were deposited, stored, released, disposed of or placed upon, about or under the Leased Premises. If Landlord demolishes or rehabilitates any existing structure on the Leased Premises in the course of its construction of the Leased Premises, Landlord shall also deliver to Tenant a comprehensive asbestos survey (the "Asbestos Report") performed by an environmental contractor reasonably acceptable to Tenant. The Asbestos Report shall include copies of all manifests for disposal of asbestos containing material. In no event shall Tenant be named or referenced as an owner on said manifests. The Asbestos Report, together with the Phase I Report and the Additional Reports, shall hereinafter be collectively referred to as the "Environmental Reports." The Environmental Reports shall be certified in writing to Tenant and shall be delivered to Tenant within forty-five (45) days after the date of execution of this Lease. The certification of the Environmental Reports by the environmental engineering firm is in form and substance acceptable to Tenant; without limiting the foregoing, limitations of liability in favor of the environmental engineering firm for negligent performance, shall not be acceptable to Tenant. In the event the Environmental Reports disclose the existence of any Hazardous Substances in, on or under the Leased Premises (or in the event any Hazardous Substances are otherwise discovered), Landlord, at Landlord's sole cost and expense, prior to the date Landlord delivers possession of the Leased Premises to Tenant, as provided in Article 4, shall properly remove and dispose of any such Hazardous Substances and remediate the Leased Premises, or, if remediation is or is not required pursuant to Environmental Law, Landlord may provide Tenant with appropriate final environmental closure documentation (i.e., a no further action letter).

(B) Any such disposal, removal and remediation required pursuant to this Article 4(b) shall be conducted in accordance with all applicable Environmental Laws. In the event of any such removal, disposal or remediation by Landlord hereunder, upon completion of the same the Leased Premises shall again be tested by Strategic Environmental Management, Inc. or such other environmental engineer or contractor acceptable to Tenant, and the results delivered and re-certified to

Tenant; in such event, Landlord shall also deliver evidence of necessary governmental inspections and approvals with respect to such removal, disposal and remediation. The Leased Premises shall not be Substantially Complete until, and Tenant shall have no obligation to accept delivery of possession of the Leased Premises until Landlord has complied with the provisions of this Article 4(b); provided, however, that Tenant may, at Tenant's option, accept possession of the Leased Premises prior to the completion of remediation if Landlord provides Tenant with the final remediation plans and Tenant determines that the effectuation of said remediation will not adversely impact Tenant's full use and enjoyment of the Leased Premises.

(C) In the event that: (1) the Environmental Reports are not submitted to Tenant and/or is not approved by Tenant prior to the execution date of this Lease, and any Hazardous Substance is discovered in, on, or under the Leased Premises (whether or not disclosed in the Environmental Report), or; (2) the Environmental Reports are submitted to and approved by Tenant before the execution date of this Lease and any Hazardous Substance not disclosed in the Environmental Reports are discovered in, on or under the Leased Premises, then if the cost of remediation of the same does not exceed the sum of $100,000.00, Landlord, at Landlord's sole cost and expense, prior to the date Landlord delivers possession of the Leased Premises to Tenant, as provided in Article 4, shall properly remove and dispose of all such Hazardous Substances and shall properly remediate the Leased Premises. If the cost of such removal or remediation exceeds $100,000.00, then Landlord, at Landlord's option, may terminate this Lease upon notice to Tenant, provided that such notice includes a bid from a licensed environmental engineering firm reasonably acceptable to Tenant indicating the cost of such removal or remediation. Tenant, within thirty (30) days after receipt of such notice, may void such termination by sending written notice to Landlord that it shall reimburse Landlord the cost of such removal as set forth in the bid, less $100,000.00. In the event that Tenant agrees to so contribute to the cost of remediation, Landlord shall cause the remediation to be accomplished. In the event that Tenant reimburses Landlord for any part of the cost of removal or remediation of Hazardous Substances, Tenant shall be authorized and directed to deduct the amount of such reimbursement from additional percentage rents otherwise payable under this Lease from time to time until Tenant has been fully reimbursed.

The provisions of this Article 4(b), shall apply with respect only to Hazardous Substances discovered prior to the delivery of possession and shall not apply to Hazardous Substances discovered after the date thereof (in which event Article 10(a)(ii) shall apply). Furthermore, in no event shall Tenant be obligated to pay for any costs arising out of the environmental condition of the Leased Premises to the extent that such costs are a component of the Fixed Rent under this Lease.

(ii) "Hazardous Substances" shall mean any hazardous or toxic chemical, waste, byproduct, pollutant, contaminant, compound, product or substance, including, without limitation, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction or by-product thereof), underground storage tanks, and any material the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of which is prohibited, controlled or regulated by any Environmental Law.

(iii) "Environmental Law" shall mean any federal, state, regional, county or local governmental statute, law, regulation, ordinance, order or code or any consent decree, judgment, permit, license, code, covenant, deed restriction, common law, or other requirement presently in effect or hereafter created, issued or adopted, pertaining to protection of the environment, health or safety of persons, natural resources, conservation, wildlife, waste management, and pollution (including, without limitation, regulation of releases and disposals to air, land, water and ground water), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Solid and Hazardous Waste

Amendments of 1984, 42 U.S.C. 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq., National Environmental Policy Act of 1975, 42 U.S.C. 300(f) et seq., and all amendments as well as any similar state or local statute or code and replacements of any of the same and rules, regulations, guidance documents and publications promulgated thereunder.

(c) It shall be a condition precedent to the delivery of possession of the Leased Premises to Tenant that Landlord shall have first delivered to Tenant not later than sixty (60) days prior to the date for delivery of possession as described in Article 4(a), satisfactory evidence of Landlord's title together with each instrument, if any, required by Article 18(b). Tenant's acceptance of possession of the Leased Premises in the absence of full satisfaction of said condition precedent shall in no manner be deemed a waiver thereof or of any of the requirements of Article 18.

(d) Notwithstanding anything contained in this Lease to the contrary, Tenant's acceptance of physical possession of the Leased Premises in the absence of Substantial Completion, or otherwise in the absence of full satisfaction of any condition precedent to such acceptance as such conditions are provided in Articles 4, 5, 7, 11 or 18, or as otherwise provided in this Lease shall in no manner be deemed a waiver of any such requirement.

(e) Landlord shall, prior to the delivery of possession of the Leased Premises to Tenant, cause Landlord's civil engineer or licensed surveyor to certify to Tenant the square foot floor area contained in said Building.

<u>CONSTRUCTION BY LANDLORD</u>

5. (a) Before delivering possession of the Leased Premises to Tenant, Landlord shall obtain all required zoning and permits (other than Tenant's business licenses) for the construction and operation of the Leased Premises. If a conditional use permit is required in order for Landlord to construct the Leased Premises in accordance with this Lease, such conditional use permit shall in no way impair or restrict Tenant's ability to operate its business for any lawful purpose or to assign or sublet any portion of the Leased Premises under Article 13 hereinbelow, and Landlord shall provide Tenant with a copy of such conditional use permit for Tenant's review. The Building shall be of such exterior and structural design and character as is acceptable to Tenant and as will also meet Tenant's requirements for its permanent exterior signs, which may extend above the Building and shall be at locations and of a size acceptable to Tenant. The landscaping on the Leased Premises shall be of a design acceptable to Tenant. The Leased Premises and Building shall be erected and completed by Landlord, in accordance with the plans and specifications described below, and shall contain Tenant's specific requirements for the operation of Tenant's business, which requirements will include, among other things, the items and installations listed in the Fiscal Criteria Specifications for Self-Serve Walgreen Store prepared by Walgreen Co., revised July 2005, and Criteria Plans, including the drawings referenced on Exhibit "C" attached hereto, heretofore delivered to Landlord and incorporated herein by reference and made a part hereof. All such work by Landlord shall be done by contractors selected by Landlord and acceptable to Tenant. Landlord shall submit a list to Tenant (Attn.: Construction Department) of its contractors and subcontractors for Tenant's review and reasonable approval. Such work shall comply with the requirements of public authorities, and shall be done in a first-class, good, and workmanlike manner, free and clear of all liens and encumbrances for labor and materials furnished to Landlord. The Leased Premises shall contain no grade elevation changes in excess of five percent (5%); there shall be no steps or ramps (excepting ramps to serve the handicapped) in any exterior portion of the Leased Premises. Landlord shall secure the manufacturer's warranties as required by the Criteria Specifications described above

and shall assign to Tenant each such warranty that pertains to any item or component thereof which Tenant is responsible to maintain or repair under this Lease.

(b) (i) Within one (1) month after the execution and delivery of this Lease, Tenant shall furnish to Landlord a fixture plan and base sheets relative to the Building, so that Landlord may be enabled to prepare and furnish to Tenant plans and specifications covering Tenant's specific requirements. The plans (which shall be on mylar or vellum) and specifications (collectively the "Plans") prepared by Landlord shall be furnished to Tenant for Tenant's approval within forty-five (45) days after the execution and delivery of this Lease or the receipt of said fixture plan and base sheets from Tenant, whichever is later. All areas of design and engineering must be certified by and under the direct supervision of architects and engineers licensed and registered in the State in which the Leased Premises is located. Tenant agrees to approve or reject said Plans within forty-five (45) days of Tenant's receipt thereof and, if not approved or rejected within said period, said Plans shall be deemed approved. In the event Tenant shall reject such Plans within the period provided above, Tenant shall return said Plans to Landlord indicating the items so rejected. Landlord shall then have thirty (30) days to resubmit the Plans to Tenant, and Tenant shall have thirty (30) days after resubmittal to approve or reject the same. If not approved or rejected within said period, said Plans shall be deemed approved; provided, however, that in no event shall the standards of quality of approved Plans, or of those deemed approved hereunder, be less than those required by the Criteria Plans and Criteria Specifications above described, which shall control. If said Plans are rejected after being resubmitted to Tenant, either party may cancel this Lease.

(ii) If local statute, ordinance, rule or regulation prohibits or requires modifications to Tenant's sign drawings or any other element of the Plans, Landlord or its architect shall (i) so advise Tenant, (ii) revise the Plans as necessary to comply with governmental requirements, and (iii) submit the revised Plans to Tenant for its review and approval.

(iii) After approval of Plans, Tenant, at Tenant's sole cost and expense, shall have the right to make changes, substitutions and eliminations in said Plans provided, however, that Tenant shall pay all costs and expenses incurred by Landlord on account of any such changes, substitutions and eliminations. Tenant shall be entitled to a credit for any cost savings associated with such change, substitution or elimination. In addition, if Tenant's credits are in excess of the cost of any such changes, substitutions or eliminations requested by Tenant (or if Tenant is entitled to a credit and Landlord has incurred no additional costs due to changes, substitutions or eliminations in said Plans requested by Tenant), then upon delivery of possession, Landlord shall remit payment to Tenant as a result of such credits. As a condition precedent to Tenant's obligation to remit payment to Landlord for such costs and expenses, Landlord shall furnish Tenant detailed documentation indicating such cost and expenses. The failure of Landlord to furnish such request and documentation within six (6) months of the Possession Date shall be deemed a waiver by Landlord of Landlord's right to demand payment by Tenant.

(c) Within fifteen (15) days after Tenant has returned the final set of Plans to Landlord stamped "approved as noted" pursuant to Article 5(b), Landlord shall provide to Tenant one full set of unbound vellum drawings including the civil engineering drawings and landscape plans. Upon store opening, Landlord shall provide a set of AutoCAD 2000.dwg files on compact disk including all civil engineering drawings and landscape plans and a drawing submittal form.

(d) All Plans may be used and reused by Tenant regardless of by whom prepared; Landlord shall obtain a license from the design professional who prepared said Plans granting Tenant the unrestricted right to use all or portions of the Plans, provided that all reference to the said design professionals and their practices is removed from subsequently altered Plans. Such Plans may be used by Tenant in their approved form or as modified by Tenant in connection with any alteration or renovation

of the Leased Premises. Landlord may use the Plans only in connection with a Walgreen store.

(e) Prior to delivery of possession, Landlord's architect or structural engineer, as the case may be, shall certify to Tenant (in form and substance reasonably acceptable to Tenant) that (i) the Leased Premises had been constructed in conformity with the Plans and in full compliance with all approvals and applicable building codes, including without limitation, the Americans With Disabilities Act, 42 U.S.C. Section 12101 et seq. and any other state, county and municipal laws, ordinances, rules and regulations pertaining to the accommodation of disabled persons; (ii) the Building and parking areas have been located as shown on the Site Plan; and (iii) the Leased Premises and all equipment and materials installed thereon contain no asbestos containing materials; and (iv) the structural design of the Building has been completed in conformance with the recommendations of the geotechnical report prepared for the Leased Premises.

(f) This Lease is expressly conditioned upon Landlord obtaining any and all permits and governmental approvals (excluding Tenant's business licenses) required for the installation and operation of a pharmacy with a single lane drive-through window with a canopy on the Leased Premises in accordance with the Plans approved by Landlord and Tenant under Article 5(b), and that no restrictions on the use of said drive through facility shall be imposed or required pursuant to said permits and governmental approvals. If Landlord is unable to obtain all such permits and approvals for the installation and operation of a pharmacy with a single lane drive-through window with a canopy on the Leased Premises in accordance with the final Plans, or if restrictions on the use of said drive through facility shall be imposed or required pursuant to said permits and governmental approvals, and the same are unacceptable to Tenant in Tenant's good faith determination, then and in such event(s), Tenant may cancel this Lease and upon such cancellation both parties shall be relieved of all liability to the other under this Lease.

(g) All utility lines passing to, from and across the Leased Premises should be buried in accordance with the Criteria Drawings and Specifications referred to in Article 5(a) above prior to the Possession Date. Should a survey or title commitment reveal any utility lines (including overhead or above-ground lines) or utility poles, light poles, easements, rights of way or setback lines that must be released or relocated hereunder and/or in order for Landlord to construct the Leased Premises or for Tenant to be able to operate its business thereon and/or if such survey or title commitment should reveal any such utility lines (including overhead or above-ground lines) or utility poles, light poles, easements, rights of way or setbacks not otherwise required to be released or relocated hereunder that, if not relocated, would result in an impairment in access to and from the Leased Premises or an impairment of visibility of the Building or of Tenant's signage installed hereunder upon the Building or the Leased Premises, then it shall be an express condition of this Lease that such utility easements or lines, utility poles, light poles, easements, rights of way or setback lines be released or relocated in a manner reasonably acceptable to Tenant. Landlord shall provide to Tenant copies of all documents relative thereto, and Tenant shall have no obligation to accept delivery of possession of the Leased Premises until Landlord shall have complied with the provisions of this Article 5(g).

(h) (i) Landlord shall notify Tenant (Attn.: Project Manager, Construction Dept.) prior to the commencement of construction. In addition, upon notice to Landlord, Tenant may, from time to time, and at any time prior to the Possession Date, enter upon the Leased Premises for the purpose of inspecting any of the work required to be completed by Landlord hereunder. The foregoing notwithstanding, Tenant shall have the right to make the following inspections (the "Required Inspections"):

(A) <u>Pre-Slab Inspection</u>: The Pre Slab Inspection shall occur (a) after Landlord has completed the digging of the foundation and all of underground plumbing and electrical rough required by the Plans or Criteria including all wastes,

drains, drain tile and water and sewer work, if any required thereby and (b) prior to pouring the concrete slab and the completion of any soil compaction or backfill work.

(B) Rough Inspection: The Rough Inspection shall occur (a) after Landlord has completed all interior plumbing and electrical rough; and (b) prior to the installation of any insulation or drywall.

(C) Roof Inspections: The Roof Inspections shall occur (a) prior to the initial application of the roofing materials; and (b) prior to installation of the coping.

(ii) Landlord shall send written notice to Tenant, Attn.: Project Manager, Construction Dept., with a copy to Tenant's field superintendent, at least seven (7) days and not more than fourteen (14) days prior to the date that the work is ready for inspection. Such notice shall set forth the date that all such work is to be completed (the "Anticipated Completion Date"). Tenant shall have the right to inspect the work on the Anticipated Completion Date or such other date as the parties hereto shall agree. In the event that Tenant shall fail to inspect the work on the Anticipated Completion Date (or on such other date as the parties hereto had otherwise agreed) and provided further that any extension of such date would result in a delay in the construction of the Leased Premises, then the right of Tenant to perform such Required Inspection hereunder shall be waived and Landlord shall have the right to continue construction of the Leased Premises as if such Required Inspection had been performed. Any waiver of a Required Inspection shall not be construed so as to waive (a) Tenant's right to any other Required Inspection hereunder; or (b) any of Landlord's obligations under this Lease (including but not limited to Landlord's obligation to correct defects or nonconforming aspects of the work).

(iii) In the event that a Required Inspection reveals any defective work or work which is not in conformance with the Plans, then Landlord shall, at Landlord's sole cost and expense, and within ten (10) days following such Required Inspection correct all such work to the satisfaction of Tenant, and Landlord shall reimburse Tenant for any costs incurred by Tenant in connection with such Required Inspection, including, without limitation, the cost of any independent testing or inspection performed by or on behalf of Tenant and any re-inspection of the Leased Premises as a result thereof. Any entry upon the Leased Premises by Tenant or Tenant's failure to identify a defect in construction during any Required Inspection, shall not waive any of Landlord's obligations under this Lease (including but not limited to Landlord's obligation to correct defects or nonconforming aspects of the work). Each Required Inspection is for the sole benefit of Tenant and shall not be relied upon by any other party. Nothing herein contained shall be construed as a waiver of or limitation on any additional rights of Tenant hereunder.

(i) Landlord warrants that (a) as of the Possession Date, the Leased Premises as constructed shall be structurally sound, well built and fit for Tenant's intended use; and (b) as of the Possession Date, the Leased Premises shall be constructed in accordance with applicable law and the Plans. The foregoing warranties shall terminate one (1) year after the Possession Date, except that such warranties shall survive as provided by applicable law as to defective conditions (including without limitation conditions which do not comply with the Plans or applicable law) which could not be discovered by Tenant in the exercise of reasonable care within one (1) year after the Possession Date. Tenant may elect to inspect the Leased Premises within one (1) year after the Possession Date. In such event, Tenant shall notify Landlord of any deficiency that requires repair and/or replacement. Landlord, at Landlord's sole cost and expense, and within thirty (30) days following receipt of notice from Tenant, shall correct such deficiency to Tenant's satisfaction.

(j) Landlord certifies to Tenant that: (i) Landlord is in full compliance with the immigration laws of the United States relating to Landlord's employees assigned by Landlord to perform services for Tenant hereunder; (ii) all of Landlord's employees are authorized by law to work in the United States and Landlord's employees have presented documentation to Landlord that establishes both identity and work

authorization in accordance with applicable immigration regulations (and to the best of Landlord's knowledge, information and belief, the documentation presented to Landlord is genuine and accurate); and (iii) Landlord complies with all federal, state and local labor and employment laws, and wage and hour laws, as these laws may relate to Landlord's employees performing services for Tenant (collectively the laws referenced in this paragraph shall be referred to as the "Immigration and Employment Laws"). After the date hereof, Landlord shall fully comply with all Immigration and Employment Laws in connection with Landlord's performance of services for Tenant hereunder. As of the date of delivery of possession of the Leased Premises, Landlord shall be deemed to have certified to Tenant that Landlord has complied with the Immigration and Employment Laws during the period of time from the date of this Lease through and including the date of delivery of possession of the Leased Premises to Tenant.. In addition, Landlord shall require, in all contracts with Landlord's contractors (and in such contractors' contracts with all subcontractors), that each such contractor and subcontractor: (x) make the certifications set forth in this paragraph to both Landlord and to Tenant as of the date of execution of such contract; (y) make the covenants contained herein pertaining to compliance with the Immigration and Employment Laws during the course of performance of such contractor or subcontractor's work; and (z) reaffirm, as of the date of completion of all work to be performed by such contractor or subcontractor, that such contractor or subcontractor has complied with the Immigration and Employment Laws during the course of the performance of such contractor or subcontractor's work.

TRAFFIC SIGNAL CONDITION

6. This Lease is expressly conditioned upon the installation and operation of a traffic signal at the intersection of Torchwood Lane and State Route 31 prior to delivery of possession of the Leased Premises. Tenant shall have no obligation to accept delivery of possession prior the time such traffic signal is fully operational. If said traffic signal is not installed and operational prior to delivery of possession, Tenant may cancel this Lease and upon such cancellation both parties shall be relieved of all liability to the other under this Lease.

PARKING

7. (a) Landlord, at Landlord's cost and expense, shall repair and replace (but shall not be obligated to maintain, which shall be Tenant's responsibility) the parking areas of the Leased Premises for one (1) year after the Possession Date. Subject to the immediately preceding sentence, Tenant, at Tenant's cost and expense, shall maintain, repair and replace the parking areas of the Leased Premises. Tenant acknowledges that the Town of Irondequoit, as part of its approval of Landlord's development of the Leased Premises, has mandated that all snow removal be taken off-site and Tenant agrees to comply with the same. However, Tenant shall have no obligation to perform nor pay any costs in connection with the following: (i) any damages caused by the acts or omissions of Landlord; and (ii) any defects in the construction of the Leased Premises by Landlord. The foregoing items (i) and (ii) shall remain Landlord's responsibility to perform. The parking areas of the Leased Premises and the Adjacent Parcel shall be for the common and shared use of Tenant and the owner of the Adjacent Parcel and their respective tenants, subtenants, customers, employees, invitees, successors, assigns and sublessees.

(b) It is an express condition of this Lease that Landlord shall execute and record the Reciprocal Easement Agreement with Covenants, Conditions and Restrictions (the "REA") in form acceptable to Tenant, under which Tenant, its customers, employees, agents, invitees, successors and assigns shall be granted the non-exclusive easement for pedestrian and vehicular ingress and egress over and through the private roadways and driveways, including all related accessways, sidewalks, ramps and access points appurtenant thereto, upon the Adjacent Parcel owned by Landlord. In addition, the REA will impose a pharmacy restriction only as set forth herein at Article 8 (a)(i) on the Adjacent Parcel. Landlord covenants that it will enforce all rights, covenants and agreements contained in the REA at Landlord's

expense. Landlord covenants and agrees that it shall not enter into any agreement modifying the REA without the prior written consent of Tenant. Until such time as the REA is executed and recorded against the Adjacent Parcel and proof of the same is delivered to Tenant, Tenant shall have no obligation to accept delivery of the possession of the Leased Premises. Tenant agrees to comply with the terms and conditions of the REA.

(c) Landlord covenants and agrees that it will comply with and/or enforce as the case may require all rights, covenants, and agreements granted in the REA including, without limitation those provisions of the REA to provide, maintain, repair, light, clean, and keep available the parking areas, sidewalks, curbs, and roadways of the Adjacent Parcel and facilities appurtenant thereto and those provisions of the REA that grant the Leased Premises and any occupant or owner thereof the right of vehicular and pedestrian ingress and egress on, over, through, and across the Adjacent Parcel to and from the Leased Premises and the adjacent streets and roads in the manner and configuration shown on the attached Exhibit "A". Landlord further covenants and agrees that it will not, without the prior express written consent of Tenant, allow, permit, or suffer the erection of any barriers or obstructions which prevent or impair the free flow of vehicular and pedestrian traffic to, from, and between the Adjacent Parcel, Leased Premises, and adjacent streets and roads (as shown on Exhibit "A" and arising under the REA).

(d) If Landlord fails or refuses to commence and thereafter diligently pursue enforcement of compliance with the REA within seven (7) days after receipt of written demand therefor from Tenant, then Tenant may thereafter, and on Landlord's behalf, take any and all action necessary or appropriate to enforce or comply with the provisions of the REA, of which Tenant shall be deemed a third party beneficiary. Landlord shall promptly upon request of Tenant, reimburse Tenant's expenses (including without limitation attorneys' fees) incurred in enforcing compliance with the REA. In the event the violation of the REA involves loss of or impairment of the easement rights contained in the REA, then the above notice provisions shall be deemed waived and Tenant may immediately take all necessary or appropriate action on behalf of Landlord so as to remedy such violation of the REA and restore or preserve the easement rights. Landlord shall promptly provide Tenant copies of all notices sent or received by Landlord under the REA.

(e) To the extent Landlord's consent is required or sought with respect to any item governed by the REA, Landlord shall not grant its consent unless Landlord first notifies Tenant and provides Tenant not less than fifteen (15) days to also consent (or refuse to) to such request or item for which Landlord's consent is sought. If Tenant shall not expressly and in writing consent, Landlord shall not consent and Landlord shall object in the manner and within the time required under the REA. Any consent of Landlord under the REA given absent Tenant's express consent shall be of no effect and deemed invalid.

(f) It is understood and agreed that Landlord shall not enter into any agreements modifying or terminating the REA without first obtaining the express written consent of Tenant and such modification or termination without first obtaining Tenant's express written consent shall be of no effect.

(g) If the REA is subject to any mortgage, deed of trust or other encumbrance in the nature thereof, Landlord, prior to delivering possession of the Leased Premises to Tenant and as a condition precedent thereto shall obtain a recordable agreement from the lender, mortgagee or beneficiary shall subordinate its interest to the REA.

<u>EXCLUSIVES</u>

8. (a) Landlord covenants and agrees that, during the Term and any extensions or renewals thereof, no additional property which Landlord, directly or indirectly, may now or hereafter own or control, and which is contiguous to, or which is within five hundred (500) feet of any boundary of, the Leased Premises (the "Landlord's Property"),

will be used for any one or combination of the following: (i) the operation of a drug store or a so-called prescription pharmacy or prescription ordering, processing or delivery facility, whether or not a pharmacist is present at such facility, or for any other purpose requiring a qualified pharmacist or other person authorized by law to dispense medicinal drugs, directly or indirectly, for a fee or remuneration of any kind; (ii) the operation of a medical diagnostic lab or the provision of treatment services (other than as part of a medical, dental, physician, surgical or chiropractic office[s], which office[s] shall not be restricted by this subclause [ii]); (iii) the sale of so-called health and beauty aids or drug sundries; (iv) Intentionally omitted; (v) the operation of a business in which photofinishing services (including, without limitation, digital photographic processing or printing, or the sale of any other imaging services, processes or goods) or photographic film are offered for sale; (vi) the operation of a business in which greeting cards or gift wrap are offered for sale; (vii) the operation of a business in which prepackaged food items for off premises consumption are offered for sale. In the event that Tenant files suit against any party to enforce the foregoing restrictions, Landlord agrees to cooperate fully with Tenant in the prosecution of any such suit, and reimburse Tenant for all of the attorneys' fees and court costs incurred by Tenant in connection with such suit, notwithstanding its resolution. For purposes hereof "contiguous" shall mean property that is either adjoining the Leased Premises or separated from the Leased Premises only by a public or private street, alley or right-of-way.

(b) In addition, Landlord shall not permit or suffer any other occupant of Landlord's Property to use any premises or any portion thereof for purposes of an cocktail lounge, bar, any other establishment that sells alcoholic beverages for on premises consumption, disco, bowling alley, pool hall, billiard parlor, skating rink, roller rink, amusement arcade, a theater of any kind, children's play or party facility, adult book store, adult theatre, adult amusement facility, any facility selling or displaying pornographic materials or having such displays, second hand store, odd lot, closeout or liquidation store, auction house, flea market, educational or training facility (including, without limitation, a beauty school, barber college, school or other facility catering primarily to students or trainees rather than customers), gymnasium, sport or health club blood bank, massage parlor, funeral home, sleeping quarters or lodging, the outdoor housing or raising of animals, the sale, leasing or storage of automobiles, boats or other vehicles, any industrial use (including, without limitation, any manufacturing, smelting, rendering, brewing, refining, chemical manufacturing or processing, or other manufacturing uses), any mining or mineral exploration or development except by non-surface means, a car wash, a carnival, amusement park or circus, an assembly hall, off track betting establishment, bingo hall, any use involving the use, storage, disposal or handling of hazardous materials or underground storage tanks, any use which may materially or adversely affect the water and sewer services supplied to the Leased Premises, a church, temple, synagogue, mosque, or other house of worship, any facility for the sale of paraphernalia for use with illicit drugs, office use (except incidental to a retail use and as permitted by Article 8(a)(ii) above), a restaurant, or any use which creates a nuisance.

(c) In the event that any action, claim or suit is brought by any party against Tenant alleging that Tenant's operations on the Leased Premises are in violation of any use restriction contained in any instrument, Landlord shall defend (by counsel reasonably satisfactory to Tenant), indemnify and hold Tenant harmless from any damages, loss, or cost (including, without limitation, attorneys' fees and costs) suffered by Tenant thereby, or from the enforcement of said restriction against Tenant. No encumbrance, lien, or restriction recorded against or otherwise imposed upon the Leased Premises shall be binding upon or otherwise enforceable against Tenant or its successors and assigns unless Tenant has expressly and in writing, consented to said recordation or imposition; any such purported encumbrance, lien or restriction to which Tenant has not consented shall be void. The foregoing restriction against the imposition or recordation of other liens, encumbrances or restrictions shall be deemed a covenant running with the land in addition to any contractual obligation of Landlord.

UTILITIES

9. Tenant shall pay when due all bills for water, sewer rents, sewer charges, heat, gas and electricity used in the Building or on the Leased Premises from and after the Possession Date until the expiration of the Term. The source of supply and vendor of each such commodity shall be the local public utility company or municipality commonly serving the area, provided that if more than one utility vendor serves the area Landlord shall cause the vendor selected by Tenant to serve the Leased Premises. Landlord shall initially furnish to the Building and to the Leased Premises sufficient gas and water service lines, sewer lines and sewer connections, all of the capacity specified by Tenant, and electric service lines of the voltage and amperage specified by Tenant, all connected to an adequate source of supply or disposal. In addition, Landlord shall furnish to the Building telephone lines of a capacity initially specified by Tenant. If Tenant shall require additional service line capacity of any of such utilities and if same are available on the Leased Premises, Tenant, at Tenant's expense, shall have the right to the use of the same. All utilities should be in Landlord's name prior to the Possession Date. Tenant shall place the utilities in its name from and after the Possession Date. Landlord shall be responsible for all utility bills for the period prior to the Possession Date. In the event the utility company requires that a prior bill be paid in order to establish service in Tenant's name, Tenant may pay such bill and Landlord shall reimburse Tenant the amount paid upon receipt of an invoice. If Landlord fails to so reimburse Tenant, Tenant may deduct the amount due from all sums due Landlord under this Lease.

REPAIRS, CONFORMITY WITH THE LAW

10. (a) (i) Tenant, at Tenant's sole cost and expense, shall maintain the Leased Premises and make all necessary repairs and replacements, whether interior or exterior, to all parts of the same. In addition to Landlord's warranty obligations under Article 5(i) above, and notwithstanding the foregoing, Landlord, at Landlord's cost and expense, shall maintain, repair, and replace the structural elements of the Building (including the roof) and Leased Premises for one (1) year after the Possession Date. Upon delivery of possession of the Leased Premises to Tenant, Landlord shall cause all contractor's and manufacturer's warranties and guaranties relating to the Leased Premises or required by the Criteria Plans and Specifications set forth in Article 5 (including, but not limited to the fifteen (15) year, labor and material, no dollar limit roof manufacturer warranty, the five (5) year owner and installer backed, roof installation warranty including all roof components [flashing, coping, scuppers, drains, curbs, awnings, etc.], and the two (2) year, owner and installer backed, paving warranty) to be assigned to Tenant, or to the extent not assignable, then to be issued in Tenant's name.

(ii) In the event that any Hazardous Substance is discovered at any time in, under or about the Leased Premises or any part(s) thereof (unless introduced by Tenant), Landlord, at Landlord's expense, shall remove and dispose of the same in the manner described in and provide all documentation required by Article 4(b). If Landlord's work or removal under this Article 10(a)(ii) shall interfere with or disrupt the use or operations at the Leased Premises, then without limitation of Tenant's rights or remedies as a result thereof, the rent and other sums due by Tenant shall abate until the interference or disruption shall cease. Any remedial action plans required for Landlord's work or remediation under this Article 10(a)(ii) shall be subject to the prior express written consent of Tenant. Tenant's consent may be conditioned upon, among other things, determining that the required remediation plans will not interfere with Tenant's use or occupancy of the Leased Premises and that no liability or obligations shall be imposed upon or incurred by Tenant in connection therewith. Landlord hereby indemnifies, saves and holds Tenant harmless and shall defend Tenant from and against any claims, liability, obligation, damage, cost, expense, fines and penalties, including, without limitation, attorneys' fees and costs, resulting directly or indirectly from the presence, removal or disposal of any such Hazardous Substance not introduced by Tenant. In the event that any Hazardous Substance is discovered at any time in, under or about the Leased Premises which has been introduced by Tenant, Tenant shall, at Tenant's expense, remove and dispose of the same. Tenant hereby indemnifies, saves

and holds Landlord harmless and shall defend Landlord from and against any claims, liability, obligation, damage, cost, expense, fines and penalties, including, without limitation, attorneys' fees and costs, resulting directly or indirectly from the presence, removal or disposal of any such Hazardous Substance introduced into the Leased Premises solely by Tenant. The foregoing indemnifications shall survive the termination or expiration of this Lease for any reason.

(b) If in an emergency situation, a repair to the Leased Premises and/or the Building, which Landlord is obligated to perform is required, Tenant shall make all reasonable efforts to contact Landlord or Landlord's managing agent by telephone and/or facsimile to advise Landlord of the need for the repair. If after making reasonable efforts to contact Landlord, either Tenant is unable to contact Landlord or Landlord's managing agent, or Tenant succeeds in contacting Landlord or Landlord's managing agent and Landlord fails to undertake action to correct the emergency situation within one business day, Tenant may perform the repair, in such manner as Tenant deems reasonably necessary, on account of Landlord. Upon completion of the repair, Landlord shall be required to reimburse Tenant for the actual cost of the repair. Landlord's payment shall be due within thirty (30) days after receipt of Tenant's bill accompanied by reasonable evidence that Tenant has paid for the repair. In the event Landlord fails to make payment to Tenant for said repair within said thirty (30) days, such failure shall be deemed a default under this Lease and Tenant shall have all remedies set forth in Article 17 and those available at law or in equity.

For the purpose of this Section (b), an emergency situation means a condition or state of facts which if not corrected would result in further damage to the Leased Premises, the Building or its contents or which would impair Tenant from conducting its business at the Leased Premises in a reasonable manner.

(c) Tenant shall make all changes and installations, and pay the cost, if any, of all inspections required to comply with the valid requirements of public authorities as they apply to the Leased Premises or the Building.

SIGNS, TENANT'S FIXTURES

11. (a) Tenant may install and operate interior and exterior electric and other signs, and in so doing shall comply with all lawful requirements. Tenant shall have the right to install mechanical equipment, including satellite dishes or other antennae for telecommunications affixed to the roof or other portions of the Building or other portions of the Leased Premises. Tenant may also install pay telephones, automatic teller machines and other electronic consumer service apparatus on the Leased Premises.

(b) Tenant shall at all times have the right to remove all fixtures, machinery, equipment, appurtenances and other property furnished or installed by Tenant or by Landlord at Tenant's expense, it being expressly understood and agreed that said property shall not become part of the Building or Leased Premises but shall at all times be and remain the personal property of Tenant and shall not be subject to any Landlord's lien. Notwithstanding anything to the contrary herein, in no event shall Tenant be required to remove the electric conveyor from the Leased Premises at the expiration or earlier termination of this Lease.

(c) This Lease is expressly conditioned upon Landlord obtaining any and all permits (except construction permits) and governmental approvals required for the installation of a monument sign (with electronic LED readerboard) at the location shown on the Site Plan and per the Plans. If Landlord is unable to obtain all such permits and approvals, Tenant may cancel this Lease and upon such cancellation both parties shall be relieved of all liability to the other under this Lease. Landlord shall, as soon as is possible after the date hereof, install a sign foundation with conduit (in accordance with the Plans) at the location shown on the Site Plan, upon which Tenant may install its readerboard and sign panel. Such monument sign shall be electrified by Landlord as soon as is practical. Tenant may install the same prior to the Possession Date and such installation of said readerboard and sign panel shall be deemed neither

acceptance of possession of the Leased Premises nor a waiver of any condition precedent to the delivery of possession of the Leased Premises.

ALTERATIONS

12. (a) At any time and from time to time, Tenant, at Tenant's cost and expense, may make such structural and non-structural alterations and additions to the Leased Premises as Tenant desires, provided that any such alteration or addition when completed shall be of such character as not to diminish the structural integrity of the Building. Title to any alterations or additions made by Tenant shall vest in Landlord, and Tenant shall deliver such documents of conveyance thereof as Landlord may reasonably request at the expiration or sooner termination of this Lease. Landlord shall cooperate at no out of pocket cost to Landlord in securing necessary permits and approvals. Tenant shall not permit any mechanics' or other liens to stand against the Leased Premises for work or material furnished Tenant.

(b) Landlord covenants and agrees that Landlord shall not make any alterations or additions to the Leased Premises without Tenant's written consent. Landlord shall not permit any mechanics' or other liens to stand against the Leased Premises for work or material furnished to Landlord.

ASSIGNMENT AND SUBLETTING

13. (a) At any time and from time to time, Tenant may discontinue the operation of its business (if any) in the Leased Premises or Building.

(b) At any time and from time to time, Tenant's interest under this Lease may, be assigned and re-assigned, without Landlord's consent, provided that any such assignment or reassignment be only to a corporation or other entity which is subsidiary to or affiliated with Tenant, or to a corporation or other entity resulting from any consolidation, reorganization or merger to which Tenant, or any of its parent, subsidiaries or affiliates, may be a party. At any time and from time to time, without Landlord's consent, Tenant may also sublet or license or permit a portion or portions of the Building or Leased Premises to be used for concessions, leased or licensed departments and demonstrations in connection with and as part of the operation of Tenant's business, the Gross Sales therefrom shall be included in the Gross Sales of Tenant.

(c) At any time and from time to time, without Landlord's consent, Tenant may sublet a portion of the Leased Premises, to any person, firm, corporation or other entity, other than a corporation or other entity described in Article 13(b) above, for any lawful purpose. In such case, the Gross Sales of such subtenant (but not the subrentals paid by such subtenant) shall be included in the Gross Sales of Tenant. In the event of any subletting, Tenant shall pay to Landlord the fixed and percentage rent, if any, provided in Article 2 of this Lease, as and if the same become due and payable pursuant to this Lease. At any time and from time to time, without Landlord's consent, Tenant may assign this Lease or Tenant may sublet the Leased Premises or Building to any person, firm, corporation or other entity, other than a corporation or other entity described in Article 13(b) above, for any lawful purpose.

(d) In the event of a subletting of all or a portion of the Leased Premises or Building, and upon Tenant's request, Landlord shall promptly furnish and deliver to Tenant, in form and substance reasonably acceptable to Tenant, an agreement executed by Landlord, obligating Landlord to be bound as Landlord by any such sublease and by all of the subtenant's rights thereunder in the event that this Lease is terminated for any reason; provided, however, that (i) Landlord's obligations under such sublease shall be no greater than Landlord's obligations under this Lease; (ii) that the subtenant's obligations under such sublease shall be no less than Tenant's obligations under this Lease and, (iii) the subtenant has cured any breach of this Lease.

(e) Notwithstanding any assignment of this Lease, Walgreen Eastern Co., Inc. shall not be released from liability so long as the Lease is not modified or amended in any respect without the prior written approval of Walgreen Eastern Co., Inc. In the event of a default by any such assignee, Landlord shall give Walgreen Eastern Co., Inc. notice of such default, shall accept cure of such default by Walgreen Eastern Co., Inc. within thirty (30) days after such notice and shall permit Walgreen Eastern Co., Inc. to re-enter and repossess the Leased Premises for the then unelapsed portion of the Term of this Lease upon all of the provisions of this Lease.

CASUALTY

14. (a) If the Building or any improvements in, on or under the Leased Premises shall be damaged or destroyed by fire or other casualty required to be insured by Tenant pursuant to Article 20, then Tenant shall repair and restore the Building and said improvements to (i) their condition immediately prior to such damage or destruction or (ii) a condition similar in nature to those buildings then being constructed by or on behalf of Tenant at the time of the damage or destruction, without abatement of rent. Except for the obligations and liabilities of Tenant set forth in this Article 14, Tenant shall have no other obligations or liabilities with respect to such casualty.

(b) Notwithstanding the foregoing, in the event the Building is damaged or destroyed by fire or other casualty to the extent of fifteen percent (15%) or more thereof and such casualty occurs after the first day of the two hundred seventy seventh (277th) full calendar month of the Term, Tenant may cancel this Lease by notice to Landlord. If Tenant has so canceled this Lease and the fire or other casualty is an insurable casualty under Tenant's special form coverage insurance, Tenant shall provide Landlord with the proceeds of such insurance in an amount required by Article 20 of this Lease. Any proceeds payable by Tenant to Landlord under this Article 14(b) shall be exclusive of the cost of improvements made by or on behalf of Tenant to the Leased Premises or Building.

LANDLORD'S RIGHT TO INSPECT

15. Landlord may at reasonable times during Tenant's business hours, and after so advising Tenant, enter the Building for the purpose of examining and of making repairs required of Landlord under this Lease, but not so as to interfere with Tenant's business.

SURRENDER

16. At the expiration or termination of this Lease, Tenant shall surrender immediate possession of the Leased Premises in good condition subject to reasonable wear and tear, changes and alterations, damage by fire, casualty and the elements, and other repairs which are Landlord's obligation. Any holding over by Tenant shall not operate, except by written agreement, to extend or renew this Lease or to imply or create a new lease, but in case of any such holdover, Landlord's remedies shall be limited to either the immediate termination of Tenant's occupancy or the treatment of Tenant's occupancy as a month to month tenancy, any custom or law allowing other remedies or damages or which may be to the contrary notwithstanding.

DEFAULT AND REMEDIES

17. (a) If any fixed rent is due and remains unpaid for ten (10) days after receipt of notice from Landlord, or if Tenant breaches any of the other covenants of this Lease and if such other breach continues for thirty (30) days after receipt of notice from Landlord, Landlord shall then but not until then, as its sole legal remedy but in addition to its remedies in equity, if available, have the right to sue for rent, or to terminate this Lease and re-enter the Leased Premises; but if Tenant shall pay said fixed rent within said ten (10) days, or in good faith within said thirty (30) days commence to correct such other breach, and diligently proceed therewith, then Tenant shall not be considered in default. Notwithstanding the foregoing, should Tenant be in default, after notice and expiration of the applicable cure period provided above in this Article 17(a), Landlord

shall not be entitled to terminate this Lease and re-enter the Leased Premises as a result thereof if Tenant's default shall not be deemed material, or if Tenant's failure to perform is the result of a good faith dispute as to Tenant's obligation(s) under the terms of this Lease.

(b) If Landlord shall from time to time fail to pay any sum or sums due to Tenant and if such failure continues for thirty (30) days after receipt of notice from Tenant, Tenant shall have the right and is hereby irrevocably authorized and directed to deduct such sum or sums from fixed and percentage rent and other sums due Landlord, together with interest thereon at the so-called prime rate charged from time to time by JP Morgan Chase (its successors and assigns), plus two percent (2%) until fully reimbursed. If Landlord shall from time to time fail to perform any act or acts required of Landlord by this Lease and if such failure continues for thirty (30) days after receipt of notice from Tenant, Tenant shall then have the right, in addition to such remedies as may be available under law or in equity, at Tenant's option, to perform such act or acts, in such manner as Tenant deems reasonably necessary, and the full amount of the cost and expense so incurred shall immediately be owing by Landlord to Tenant, and Tenant shall have the right and is hereby irrevocably authorized and directed to deduct such amount from fixed and percentage rent and other sums due Landlord, together with interest thereon at the so-called prime rate charged from time to time by JP Morgan Chase (its successors and assigns), plus two percent (2%) until fully reimbursed. If Landlord shall in good faith within said thirty (30) days commence to correct such breach, and diligently proceed therewith to completion, then Landlord shall not be considered in default.

(c) No delay on the part of either party in enforcing any of the provisions of this Lease shall be considered as a waiver thereof. Any consent or approval granted by either party under this Lease must be in writing and shall not be deemed to waive or render unnecessary the obtaining of consent or approval with respect to any subsequent act or omission for which consent is required or sought.

<u>TITLE AND POSSESSION</u>

18. (a) Landlord covenants, represents and warrants to Tenant as follows: (i) that Landlord has entered into a valid, binding and presently enforceable contract to acquire fee simple title to the Leased Premises; (ii) that Landlord has the full right, power and authority, without the consent or approval of any other party, to enter into this Lease and perform the obligations on the part of the Landlord to be kept and performed; (iii) that said entire property comprising the Leased Premises is now and shall be as of the date of the recording of a Memorandum of this Lease, free and clear of all liens, encumbrances and restrictions, except for those items set forth on Exhibit "E" attached hereto and made a part hereof; and (iv) that upon Tenant paying the rents and keeping the agreements of this Lease on its part to be kept and performed, Tenant shall have peaceful and uninterrupted possession of the entire Leased Premises during the Term of this Lease. Landlord, at Landlord's expense, shall also furnish to Tenant at least sixty (60) days prior to delivery of possession of the Leased Premises to Tenant, at Landlord's expense, an ALTA owners 1992 policy of title insurance with an ALTA endorsement form 13, or similar coverage as available, in the amount of $1,000,000, insuring Tenant's leasehold title in the Leased Premises and insuring any easement parcel contained in any REA and/or Declaration set forth in Article 7 hereof. The title policy shall be issued by LandAmerica National Commercial Services, Ten South LaSalle Street, Suite 2500, Chicago, IL 60603 (Attn: Vice President of National Commercial Services) to be underwritten by any of the LandAmerica family of title underwriters, which are Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation or Transnation Title Insurance Company or other national reputable title insurance companies such as Stewart Title Guaranty Company and/or its family of underwriters. The title policy shall also contain: (A) extended coverage over any general exceptions and (B) the following endorsements, (I) an ALTA 3.1 zoning (with parking and loading dock) endorsement insuring that the Leased Premises is properly zoned for general retail use, including the 24-hours per day, seven days a week operation of a drug store with a single lane drive-thru pharmacy, (II) an access

endorsement, (III) a contiguity endorsement (if applicable), (IV) a tax parcel endorsement, (V) an owner's comp.1 endorsement (if applicable), (VI) survey endorsement, (VII) tax sale endorsement for appurtenant easements, and (VII) any other endorsements reasonably required by Tenant. In the event that zoning coverage and/or a zoning endorsement is not available under applicable title insurance law, then Landlord shall provide to Tenant a letter from the municipality having jurisdiction over the zoning of the Leased Premises in form reasonably acceptable to Tenant evidencing such zoning.

(b) Landlord warrants and represents to Tenant to the best of Landlord's knowledge that no encumbrance or restriction imposed other than those listed in this Article 18(b) upon the Leased Premises not otherwise insured under the title policy or Exhibit "E," whether or not described in this Article 18(b), including the right to operate 24 hours per day, seven days per week, shall impair or restrict any right granted to Tenant or derived by Tenant under this Lease, and Landlord does hereby indemnify, defend and hold Tenant harmless from and against all claims, actions, damages, loss, cost and expense (including without limitation attorneys fees and court costs) resulting directly or indirectly from the breach of the foregoing warranty and representation. Landlord shall also provide Tenant with a survey of the Leased Premises prepared in accordance with the standards adopted in 1999 by the American Land Title Association and the American Congress on Surveying and Mapping depicting the Leased Premises and meeting the Table A minimum ALTA Survey requirements set forth on Exhibit "F" attached hereto and made a part hereof (including bulk use requirements for the issuance of a 3.1 zoning endorsement as provided in Section (a) above) and certified to Tenant within thirty (30) days after the Possession Date.

(c) If as of the date of the recordation of the Memorandum of this Lease the Leased Premises, or any part thereof, is subject to any mortgage, deed of trust or other encumbrance in the nature of a mortgage, which is prior and superior to this Lease, it is a further express condition hereof that Landlord shall thereupon furnish and deliver to Tenant, in form and substance acceptable to Tenant, an agreement executed by such mortgagee or trustee, either (i) making such mortgage, deed of trust or other encumbrance in the nature of a mortgage subject and subordinate to this Lease and to the leasehold estate created hereby and to all of Tenant's rights hereunder, or (ii) obligating such mortgagee or trustee and any successor thereto to be bound by this Lease and by all of Tenant's rights hereunder.

(d) If required by Landlord's institutional lender holding a first mortgage lien, Tenant shall subordinate the lien of this Lease to the lien of such mortgage encumbering the Leased Premises so long as such lender agrees to be bound by all of the terms and conditions of this Lease and in the event of a conflict between the terms of such mortgage and the terms of this Lease, the terms of this Lease shall supersede the terms of such mortgage. Commencing on the thirteenth (13th) month of the Term and prior to the issuance of any subordination by Tenant, Landlord shall pay to Tenant an administrative charge in an amount equal to Five Hundred Dollars ($500.00).

(e) It is understood and agreed that Tenant shall, in no event, be obligated to accept possession of the Leased Premises until the Landlord has complied with the provisions of this Article 18.

REAL ESTATE TAXES

19. (a) Landlord, prior to the first day of the Term, shall make a mailing address change on the property tax records so that the tax bill and tax notices for only the Leased Premises will be mailed to Tenant as of the first day of the Term at the following address: Walgreen Co., 104 Wilmot Road, MS #1435, Deerfield, Illinois 60015, Attn.: Tax Department. If Landlord fails to cause such address change prior to the first day of the Term, Landlord shall be solely obligated to pay increases, if any, in such taxes occurring between the date of this Lease and the date that is thirty (30) days after the effective date of such change of address, or increases in such taxes resulting from changes in the assessed value of the Leased Premises occurring between such dates.

Prior to the date that the tax bill is mailed directly to Tenant pursuant hereto, Landlord, prior to delinquency, shall send to Tenant a copy of the tax bill for the Leased Premises.

(b) Upon receipt of the aforesaid tax bills, Tenant shall pay, when due and before any fine, penalty, interest or cost may be added for the nonpayment thereof, all delinquency, the ad valorem real estate taxes (including all special benefit taxes and special assessments, service charges, levies, fees, water and sewer rates) levied and charges, and other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen (collectively, "Taxes"), together with any interest and penalties on any of the above (unless any such interest or penalties are incurred due to the fault of Landlord), which are assessed, levied, confirmed, imposed or become a lien or payable upon against the Leased Premises, Building or other improvements thereon commencing with the first day of the Term and continuing for the remainder of the Term. However, the ad valorem taxes levied or assessed for the year in which Tenant commences paying fixed rent shall be prorated between Landlord and Tenant so that Tenant shall pay only such part thereof as pertains to the period commencing on the first day of the Term, and the ad valorem taxes levied or assessed for the year during which this Lease expires or is terminated shall be prorated between Landlord and Tenant so that Tenant shall pay only such part thereof as pertains to the period commencing on January 1st and ending on the date this Lease expires or is terminated. In no event shall Tenant be required to pay real estate taxes pertaining to any period prior to the first day of the Term or subsequent to the expiration or earlier termination of the Lease. Within thirty (30) days of Tenant's request, Landlord shall reimburse Tenant that portion of the tax bill pertaining to any period prior to the first day of the Term or subsequent to the expiration or early termination of the Term.

(c) All special benefit taxes and special assessments shall be spread over the longest time permitted and Tenant's liability for installments of such special benefit taxes and special assessments not yet due shall cease upon the expiration or termination of this Lease. In no event shall Tenant be obligated to pay any impact fees whether or not billed by the taxing authority as a special benefit tax or a special assessment.

(d) Tenant shall have the right, and is hereby irrevocably authorized and directed to deduct and retain amounts payable under the provisions of this Article 19 from additional percentage rents payable under Article 2(b) for such tax year, or in the alternative, if such taxes for any tax year are payable after percentage rents under Article 2(b) for such tax year are payable, then Tenant shall have no liability under this Article 19 to the extent of such percentage rents paid for such tax year; in such event, Tenant shall pay such taxes and Landlord shall refund to Tenant the amount of such overpayment of percentage rent.

(e) (i) Tenant shall have the right to contest the validity or the amount of any tax or assessment levied against the Leased Premises or any improvements thereon, provided that Tenant shall not take any action which will cause or allow the institution of foreclosure proceedings against the Leased Premises. If requested by Tenant, Landlord shall cooperate at no out-of-pocket expenses or cost to Landlord in the institution of any such proceedings to contest the validity or amount of real estate taxes and will execute any documents required therefor.

(ii) Landlord covenants and agrees that if there shall be any refunds or rebates on account of any tax, governmental imposition or levy paid by Tenant under the provisions of this Lease, such refund or rebate shall belong to Tenant. Any such refunds or rebates received by Landlord shall be held in trust for the benefit of Tenant and shall be forthwith paid to Tenant. Landlord shall, on request of Tenant, sign any receipt which may be necessary to secure the payment of any such refund or rebate, and shall pay over to Tenant such refund or rebate as received by Landlord.

INSURANCE

20. Commencing with the Possession Date and continuing until the last day of the three hundredth (300th) full calendar month of the Term, Tenant shall carry special form

coverage insurance covering the Building and the other improvements on the Leased Premises to the extent of not less than 100% of replacement value, with companies which are authorized to do business in the State in which the Leased Premises is located and are governed by the regulatory authority which establishes maximum rates in the vicinity. Commencing with the first day of the three hundred first (301st) full calendar month of the Term, such coverage shall be on an actual cash value basis. Tenant shall also procure and continue in effect public liability and property damage insurance with respect to the operation of the Leased Premises. Such public liability insurance shall cover liability and property damage for death or bodily injury in any one accident, mishap or casualty in a combined single limit sum of not less than $2,000,000.00. Tenant shall name Landlord and Landlord's mortgagee, as additional insured under such coverage; provided that neither Tenant nor Tenant's insurer (notwithstanding Tenant's self insurance) shall have any obligation to cover or provide protection to Landlord (or its mortgagee) with respect to the alleged acts or omissions of any general contractor engaged or permitted by or through Landlord if such general contractor does not itself carry insurance for bodily injury, death and property damage in at least the same amounts as Tenant is required to carry hereinabove, with companies which are authorized to do business in the State in which the Leased Premises is located. The proceeds from Tenant's casualty insurance hereunder shall be paid and applied only as set forth in Article 14 hereof. Any insurance carried or required to be carried by Tenant pursuant to this Lease, at Tenant's option may, be carried under an insurance policy(ies), self-insurance or pursuant to a master policy of insurance or so-called blanket policy of insurance covering other locations of Tenant or its corporate affiliates, or any combination thereof; provided, however, that in the event Tenant carries any of such insurance under any policy, Tenant shall have the right and is hereby irrevocably authorized and directed to deduct and retain the amounts of said premiums in any lease year from percentage rents payable under Article 2(b) for such lease year.

MUTUAL INDEMNITY

21. Except for loss, cost and expense caused by fire or other casualty, Landlord and Tenant shall each indemnify, defend and hold harmless the other against and from any and all claims, damages, actions, loss, cost and expense (including but not limited to attorneys fees) resulting directly or indirectly from their own respective negligent acts or omissions or the negligent acts or omissions of their respective employees or agents (acting within the scope of their employment or agency).

BROKERAGE

22. (a) Tenant represents and warrants to Landlord that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent in connection with the negotiation, procurement, or execution of this Lease which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder's fee, or any compensation of any kind or nature in connection herewith, and Tenant shall, and hereby agrees to indemnify, defend and hold Landlord harmless from any and all costs (including, but not limited to, court costs, investigation costs, and attorneys' fees), expenses, or liability for commissions or other compensation claimed by any broker or agent with respect to this Lease which arise out of any agreement or dealings, or alleged agreement or dealings, between Tenant and any such agent or broker.

(b) Landlord represents and warrants to Tenant that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent in connection with the negotiation, procurement, or execution of this Lease which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder's fee, or any compensation of any kind or nature in connection herewith, and Landlord shall, and hereby agrees to indemnify, defend and hold Tenant harmless from any and all costs (including, but not limited to, court costs, investigation costs, and attorneys' fees), expenses, or liability for commissions or other compensation claimed by any broker or agent with respect to this Lease which arise out of any

agreement or dealings, or alleged agreement or dealings, between Landlord and any such agent or broker.

PREVAILING PARTY

23. In the event of litigation between Landlord and Tenant in connection with this Lease, the reasonable attorneys' fees and court costs incurred by the party prevailing in such litigation, including appeals, shall be borne by the non-prevailing party.

NOTICES

24. All notices hereunder shall be in writing and sent by United States certified or registered mail, postage prepaid, or by overnight delivery service providing proof of receipt, addressed if to Landlord, to the place where rent checks are to be mailed, and if to Tenant, to 104 Wilmot Rd., Deerfield, IL, 60015, Attn: Real Estate Law Department, MS #1420, Re: Store #10512, and a duplicate to the Leased Premises, provided that each party by like notice may designate any future or different addresses to which subsequent notices shall be sent. Notices shall be deemed given upon receipt or upon refusal to accept delivery.

RIGHT OF FIRST REFUSAL

25. (a) In the event that Landlord shall receive a Bona Fide Offer to purchase the Leased Premises at any time and from time to time on or after the date hereof and during the Term of this Lease or any extensions thereof from any person or entity, Landlord shall so notify Tenant (Attn.: Real Estate Law Department) together with a true and correct copy of said Bona Fide Offer. For purposes hereof, a "Bona Fide Offer" shall be deemed to be one made in writing by a person or entity that is not related to or affiliated with Landlord which Landlord intends to accept (subject to this Article 25). In submitting the Bona Fide Offer to Tenant, Landlord shall segregate the price and the terms of the offer for the Leased Premises from the price and other terms connected with any additional property or properties that such person or entity is offering to purchase from Landlord. Tenant may, at Tenant's option and within twenty (20) days after receipt of Landlord's notice of said Bona Fide Offer and receipt of a copy thereof, offer to purchase the Leased Premises at the price and upon the terms and conditions as are contained in said Bona Fide Offer, in which event, Landlord shall sell the Leased Premises to Tenant upon said terms and conditions and said price; furthermore, in such event, Landlord shall convey the Leased Premises to Tenant by warranty deed. Notwithstanding the foregoing, the price that Tenant shall pay for the Leased Premises shall be reduced by (i) an amount equal to broker's fees or commissions that would have been payable by either the purchaser or Landlord if the Leased Premises were sold pursuant to a Bona Fide Offer; and (ii) the amount of any payment(s) to be made by the proposed purchaser to any entity owned or controlled by, or affiliated with, the proposed purchaser. Landlord shall provide Tenant evidence of the amount of broker's fees or commissions payable in connection with any such Bona Fide Offer. Landlord covenants that it shall accept no such Bona Fide Offer or convey the premises until it has complied with the terms of this Article 25. Any conveyance of the Leased Premises made in the absence of full satisfaction of this Article 25 shall be void. Tenant may enforce this Article 25, without limitation, by injunction, specific performance or other equitable relief.

(b) Tenant's election not to exercise its Right of First Refusal shall not prejudice Tenant's rights hereunder as to any further Bona Fide Offer. The terms and conditions contained in this Article 25 shall be binding upon the heirs, successors and assigns of Landlord.

TRANSFER OF TITLE

26. (a) In the event that Landlord conveys its interest in the Leased Premises to any other person or entity, Tenant shall have no obligation to pay rents or any other charges under this Lease to any such transferee until Tenant has been so notified and

has received satisfactory evidence of such conveyance together with (i) a written direction from such transferee as to the name and address of the new payee of rents and other charges, (ii) such transferee's FEIN or social security number and (iii) the name and address of the party to receive a 1099 form Tenant. It is understood and agreed that Tenant's withholding of rent and other charges until its receipt of such satisfactory evidence shall not be deemed a default under this Lease.

(b) In the event that Landlord conveys its interest in the Leased Premises, Landlord shall take all measures necessary to cause real estate tax bills and notices to continue to be mailed to Tenant as required under Article 19.

RENT TAX

27. In the event that any governmental authority imposes a tax, charge, assessment or other imposition upon tenants in general which is based upon the rents payable under this Lease, Tenant shall pay the same to said governmental authority or to Landlord if Landlord is responsible to collect the same (in which case Landlord shall remit the same in a timely manner and, upon request of Tenant, evidence to Tenant said remittance). Tenant is hereby authorized and directed to deduct the amount of such taxes, charges, assessments or impositions from additional percentage rents payable under Article 2(b) for such lease year or, in the alternative, in the event that such imposition or a portion thereof is due after percentage rents payable under Article 2(b), Tenant shall have no liability under this Article 27 to the extent that percentage rents for said lease year have been paid. Nothing contained herein shall be deemed to obligate Tenant with respect to any income, inheritance or successor tax or imposition. Notwithstanding any other provision of this paragraph, Landlord shall be responsible to pay any so-called "business license tax" (or the like) imposed upon landlords generally in connection with the operation of their business, even if such tax is calculated based upon rents payable under a lease.

AUDIT

28. Tenant reserves the right to inspect and audit at any time, and from time to time, Landlord's books, records and other documents which evidence the purchase price of the land legally described on Exhibit "B" as well as the development and construction costs related to the Building and other improvements constructed on the Leased Premises. In connection therewith, Landlord shall retain such books, records and other documents which will enable Tenant to conduct such audit. In addition, prior to delivery of possession of the Leased Premises to Tenant, Landlord shall furnish Tenant with a copy of its fully executed closing statement evidencing the purchase price of the land legally described on Exhibit "B" and the last two deeds of record. The foregoing obligations shall expressly survive the assignment of this Lease or sale of the Leased Premises by the person or entity who or which is the Landlord executing this Lease.

ESTOPPEL CERTIFICATE

29. Landlord and Tenant agree to execute and deliver to the other within thirty (30) days after receipt of such request, an estoppel certificate in form and substance acceptable to the party issuing such certificate, which certificate may include information as to any modification of this Lease, dates of commencement of Term and the termination date of this Lease, and to the best of Landlord's or Tenant's knowledge, whether or not Landlord or Tenant is in default of this Lease. Commencing on the thirteenth (13th) month of the Term and prior to the issuance of any such estoppel certificate by Tenant, Landlord shall pay to Tenant an administrative charge in an amount equal to Five Hundred Dollars ($500.00).

MISCELLANEOUS

30. (a) Captions of the several Articles contained in this Lease are for convenience only and do not constitute a part of this Lease and do not limit, affect or construe the contents of such Articles.

(b) If any provision of this Lease shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(c) If Landlord is comprised of more than one person or entity, the obligations imposed on Landlord under this Lease shall be joint and several.

(d) All provisions of this Lease have been negotiated by both parties at arm's length and neither party shall be deemed the scrivener of this Lease. This Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof.

(e) This instrument shall merge all undertakings, representations, understandings, and agreements whether oral or written, between the parties hereto with respect to the Leased Premises and the provisions of this Lease and shall constitute the entire Lease unless otherwise hereafter modified by both parties in writing.

(f) This instrument shall also bind and benefit, as the case may require, the heirs, legal representatives, assigns and successors of the respective parties, and all covenants, conditions and agreements herein contained shall be construed as covenants running with the land. This instrument shall not become binding upon the parties until it shall have been executed and delivered by both Landlord and Tenant.

(g) Landlord has been afforded a full and fair opportunity to seek advice from legal counsel and Landlord acknowledges that Tenant's attorney represents Tenant and not Landlord.

(h) Notwithstanding any provision of this Lease to the contrary, the Term shall commence, if at all, not later than twenty-one (21) years after the date of this Lease.

(The text of the document ends here – signatures commence on next page.)

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease, under seal, as of the day and year first above written.

Tenant:

WALGREEN EASTERN CO., INC.

By:
Print Name: Robert M. Silverman
Its: Vice President

Landlord:

POINT FIVE DEVELOPMENT RIDGE & HUDSON LLC, Faırt Development Corp., member

By:
Print Name: Seamus Plyman
Its: President

WITNESSES:

Hilary Junge

Jamie M. Bales

WITNESSES:

____

____

(Notary and exhibit pages follow.)

STATE OF ILLINOIS)
)ss.:
COUNTY OF LAKE)

On the 21 day of Dec in the year 2006 before me, the undersigned, personally appeared Robert M. Silverman, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their/ capacity (ies), that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the County of Lake, State of Illinois. (Insert the city or other political subdivision and the state or country or other place the acknowledgment was taken).

Sheila B. Foster
Notary

"OFFICIAL SEAL"
SHEILA B. FOSTER
NOTARY PUBLIC, STATE OF ILLINOIS
MY COMMISSION EXPIRES 11/19/2007

STATE OF NEW YORK)
)ss.:
COUNTY OF ONONDAGA)

On the 22nd day of December in the year 2006 before me, the undersigned, personally appeared Seamus P. Lyman, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Kristine E Desimone
Notary

KRISTINE E. DESIMONE
Notary Public • State of New York
Qualifed in Onon. Co. No. 5034994
My Commission Expires 10/24/2010

EXHIBIT "A"

SITE PLAN

Landlord and Tenant hereby acknowledge that as of the date of execution of this Lease, the Site Plan has not been completed.

Landlord and Tenant shall, within thirty (30) days after the execution and delivery of this Lease, agree upon the Site Plan of the Leased Premises. The parties shall work together in good faith to develop a mutually acceptable Site Plan. Upon agreement of Landlord and Tenant as to the Site Plan, such Site Plan shall be substituted into the Lease. Tenant acknowledges that the final Site Plan will show a public bench to be location on the Leased Premises in a final location reasonably acceptable to Tenant.

EXHIBIT "A"


NOT FOR CONSTRUCTION
Walgreens
FACILITIES PLANNING, DESIGN & ENGINEERING
200 WILMOT ROAD
DEERFIELD, IL 60015-4616
DESIGNED BY:
CHA
CLOUGH HARBOUR & ASSOCIATES LLP
FOR:
KDL PROPERTY GROUP, LLC
HUDSON AVENUE
(COUNTY ROUTE 112)
(66' WIDE)
EAST RIDGE ROAD
(COUNTY ROUTE 241)
(66' WIDE)
EXISTING PLAZA
71,024 S.F.
NO PARKING FIRE LANE
LED MONUMENT SIGN
GRAPHIC SCALE
(IN FEET)
1 inch = 40 ft.
REVISIONS
CERTIFICATION AND SEAL
N
WALGREENS STORE No. 10513
PROPOSED WALGREENS
RIDGE ROAD & HUDSON AVENUE
TOWN OF IRONDEQUOIT
MONROE COUNTY, NEW YORK
GRADING PLAN
SCALE: 1" = 30'
C2.2
7 March 07
3/6/07

EXHIBIT "B"

LEGAL DESCRIPTION OF LEASED PREMISES

All that tract or parcel of land situate in Lot 37, Township 14, Range 7, in the Town of Irondequoit, County of Monroe, State of New York, and more particularly described as follows:

COMMENCING at a point in the north line of Ridge Road East (County Route 241), at the southwest corner of property owned now or formerly by Michael A. and Anthony G. Giannavola, Tax Account #91.07-1-92 and the southeast corner of property owned now or formerly by Ridge Hudson Limited Partnership, Tax Account #91.07-1-91. Said point being witnessed by a PK Nail found S 0.3' and E 0.5'; Thence, South 81°21'53" West, in the north line of Ridge Road East, a distance of 292.07 feet to the POINT OF BEGINNING;

1. Thence, North 49º06'21" West, in said east line of property owned now or formerly by Exxon Mobil Oil Corp., a distance of 33.50 feet;
2. Thence, North 03º98'33" West, a distance of 29.73 feet;
3. Thence, North 86º46'05" East, in property owned now or formerly by Ridge Hudson Limited Partnership, a distance of 70.91 feet;
4. Thence, North 03º05'28" West, continuing in said property, a distance of 105.00 feet;
5. Thence, South 86º29'29" West, continuing in said property, a distance of 24.51 feet;
6. Thence, North 48º17'04" West, continuing in said property, a distance of 15.74 feet;
7. Thence, South 86º42'56" West, continuing in said property, a distance of 61.38 feet;
8. Thence, South 41º38'37" West, continuing in said property, a distance of 26.95 feet;
9. Thence, South 86º46'46" West, continuing in said property, a distance of 99.40 feet to a point in the east line of Hudson Avenue (County Route 112);
10. Thence, South 03º09'33" East, in the east line of Hudson Avenue, a distance of 157.00 feet to a point in the north line of East Ridge Road (County Route 241);
11. Thence, South 56º00'27" East, in the north line of East Ridge Road, a distance of 48.31 feet;
12. Thence, North 71º08'39" East, in the north line of East Ridge Road, a distance of 134.66 feet;
13. Thence, North 81º21'53" East, in the north line of East Ridge Road, a distance of 0.34 feet to the POINT OF BEGINNING.

Containing 33,699 square feet, (0.774± acres).

Intending to describe a portion of property now or formerly owned by Ridge Hudson Limited Partnership, designated as Tax Map No. 91.07-1-91. Referencing a map prepared by Clough Harbour & Associates LLP.

Containing 33,338 square feet, (0.765± acres).
Intending to combine property now or formerly designated as Tax Map No. 91.07-1-90 and a portion of property now or formerly designated as Tax Map No. 91.07-1-91.
Referencing a map prepared by Clough Harbour & Associates LLP. Project #14891.

EXHIBIT "C"

FISCAL 2006 CRITERIA DRAWINGS AND SPECIFICATIONS

SHEET NO.	DRAWING TITLE	DATE
T0.1	Title Sheet/Location Plan	July 2005
A0.1	General Project Data and Site Plan	July 2005
A0.1A	General Project Data and Site Plan (Southern Prototype)	July 2005
L1	Landscape Schematic	July 2005
C0.0	Civil Engineering Requirements	July 2005
C0.1	A.D.A. Accessible Parking Data	July 2005
C6.1	Truck Turning Radii	July 2005
C6.2	Compacting Details	July 2005
D.1	Fixture Floor Plan	July 2005
A1.1	General Floor Plan and Schedules	July 2005
A1.2	Reflected Ceiling Plan	July 2005
A1.3	Roof Plan and Details	July 2005
A1.4	Roof Details	July 2005
A2.1	Exterior Elevations, Details and Sign Data	July 2005
A2.1A	Exterior Elevations, Details and Sign Data	July 2005
A2.2	Exterior Building Sections and Details	July 2005
A2.3	Allowable Wall Systems	July 2005
A3.1	Interior Elevations and Details	July 2005
A4.1	Standard Details	July 2005
A4.2	Standard Details	July 2005
A4.3	Standard Details	July 2005
A4.4	E.F. Bavis Drive-Thru Service Window Details	July 2005
A4.4D	Diebold Drive-Thru Service Window Details	July 2005
A4.5	Roof Curb / Door Details	July 2005
A5.1	Reader Board Pylon Sign Details	July 2005
A5.2	Exterior Sign Data	July 2005
S0.1	Satellite Dish Antenna Supports - Scheme No. 1	July 2005
S0.2	Satellite Dish Antenna Supports - Scheme No. 2	July 2005
FP1.1	Fire Protection Plan	
M1.1	Floor Plan - Mechanical	July 2005
M2.1	Mechanical Details	July 2005
M2.2C	Carrier Equipment Schedule Control and Energy Recycler Layout	July 2005
M2.2T	Trane Equipment Schedule and Control	July 2005
ME1.1	Carrier – EMS Wiring Block Diagram	
P1.1	Floor Plan - Plumbing	July 2005
P2.1	Plumbing Details and Schedule	July 2005
E0.1	Site Electrical Plan	July 2005
E0.1A	Photometric Calculations	July 2005
E1.1	Floor Plan - Lighting	July 2005
E1.2	Floor Plan - Power	July 2005
E1.3	Floor Plan - Ethernet and Satellite System	July 2005
E1.4	Floor Plan - Burglar Alarm and CCTV Systems	July 2005
E1.5	Floor Plan - Telephone and Sound System	July 2005
E1.6	Floor Plan - Fire Alarm System and Spare Conduit	July 2005
E1.7	Floor Plan – Channel Letter LED System	July 2005
E2.1	Feeder Diagram (120/208V)/Electrical Details	July 2005
E2.1A	Control Schedules	July 2005
E2.1B	Control Diagrams	July 2005
E2.1C	Testing, Miscellaneous Electrical Details & Square "D" Wiring Diagram	July 2005

E3.1	Electrical Panel Schedules (120V)	July 2005
E4.1	Luminaire Schedule and Details	July 2005
E4.2	Satellite System Details	July 2005
E4.3	Electrical Details	July 2005
E4.4	Electrical Details	July 2005
E4.5	Cooler/Freezer Wiring Diagrams	July 2005
E4.6	Air Curtain Wiring Diagram	July 2005

EXHIBIT "D"

WALGREENSNEW STORE REQUIREMENTS

These items must be completed **10 days** before the proposed date of delivery of possession to Tenant. It is hoped that compliance with this checklist will assist both the Landlord and Tenant in the efficient fixturing, merchandising and opening of this new Walgreen store.

1. All permanent utilities to be complete and all meters installed. Any utility deposits are the responsibility of Landlord.

2. All construction debris are to be removed and the floors must be prepared according to the Tenant floor care specifications.

3. The roof is to be clean and free of leaks.

4. All doors are to be hung with the appropriate hardware installed.

5. The automatic entrance doors must be installed and operational. The storefront must be complete and the building secure.

6. All exposed concrete floors must be sealed and the moisture vapor emission test results shall be submitted to Tenant and shall not exceed the requirements indicated in the criteria specifications. All floor tile must be complete. The wall base may be installed after possession.

7. All ceiling work must be completed.

8. All painting and vinyl wall covering must be completed.

9. Restrooms must be complete. (Water heater energized, partitions installed, etc.)

10. The fire protection system is to be operational. This includes any and all remote systems or system monitoring that may be required by the local authority.

11. The H.V.A.C. systems must be operational. This includes any and all remote systems that may be required.

12. Refrigeration curbs and pipe portals for walk-in coolers must be installed.

13. All lighting must be installed.

14. The satellite mast and associated line voltage wiring must be complete. Landlord's electrical contractor will install low voltage wiring.

15. All matters relating to permanent electrical power must be completed. This includes all power distribution panels, which must be wired, grounded, and properly labeled. All receptacles and switches must be installed except for those, which are connected to Tenant supplied fixtures and millwork.

16. Security cable, security co-ax cable and 50 pair telephone cable must be installed.

17. Sign circuits must be pulled and ready for the sign installer.

18. The building exterior, street approaches and parking area must be complete, including parking lot signage and striping. Any landscaping required for certificate of occupancy must be complete.

19. All sitework work must be completed in the R.O.W. including but not limited to the relocation and /or installation of new power and communication poles and associated lines, street lighting poles, traffic signage and light poles, deceleration and turning lanes, city sidewalks, and final grading including the installation of sod.

20. The exterior facade and soffits must be complete and ready for signs. This includes sign backing and under canopy access panels.

21. It is expected that good relations have been maintained with the local building, fire and other inspectors. All efforts should be made to acquire a certificate of occupancy before possession. If unable, please inform the Tenant's Project Manager as to the status of the Certificate of Occupancy

22. Evidence of title must be provided to Tenant's Real Estate Law Department.

23. Landlord's independent Engineer shall survey all ADA ramps, parking stalls, and accessible routes and the Architect/Civil Engineer of record shall provide a letter certifying that the improvements meet all ADA requirements.

If a certificate of occupancy is required to bring in merchandise, Tenant must be notified as soon as possible. Please consult with the local building, fire and health inspectors early in the job as to this possibility.

Landlord's contractor will provide the resources and labor necessary to complete the leasehold work and obtain all municipal approvals required for Tenant to complete the installation of their fixtures and setting of merchandise to open 19 days from the date of possession.

EXHIBIT "E"

PERMITTED TITLE EXCEPTIONS

1. General ad valorem real estate taxes and assessments not yet due and payable.

2. Such utility easements as are necessary to supply utility service to the Leased Premises, provided, however, that no easements shall run underneath the Building nor above or immediately adjacent to (and above ground) the Building so as to obstruct visibility of the Building or affect use of the drive through facility. Utility easement areas shall be subject to review and approval by Tenant as part of the Plans under Article 5 and as part of Tenant's title review under Article 18 of the Lease.

3. Easement granted to Rochester Gas & Electric Corporation and Rochester Telephone Corporation, recorded in the Monroe County Clerk's Office on February 9, 1968, in Liber 3880 of Deeds, Page 77.

4. Easement granted to Town of Irondequoit, recorded in the Monroe County Clerk's Office on August 5, 1969, in Liber 4002 of Deeds, Page 88.

EXHIBIT "F"

SURVEY REQUIREMENTS

Requested by: Walgreens – Real Estate Law Department, 104 Wilmot Rd., MS 1420, Deerfield, IL 60015
Contact: ________________________________847/315-________ direct

WALGREENS REQUIRES THE FOLLOWING MINIMUM ALTA SURVEY REQUIREMENTS FROM TABLE A: 1, 3, 4, 6, 7 (a), (b 1-2), 8, 9, 10, 11, (a,b), and optional requirements 17 (a,b).

TABLE A

OPTIONAL SURVEY RESPONSIBILITIES AND SPECIFICATIONS

NOTE: The items of Table A must be negotiated between the surveyor and client. It may be necessary for the surveyor to qualify or expand upon the description of these items, e.g. in reference to Item 6, there may be a need for an interpretation of a restriction. The surveyor cannot make a certification on the basis of an interpretation.

If checked, the following optional items are to be included in the ALTA/ACSM LAND TITLE SURVEY:

1. X Monuments placed (or a reference monument or witness to the corner) at all major corners of the boundary of the property, unless already marked or referenced by an existing monument or witness to the corner.

2. __ Vicinity map showing the property surveyed in reference to nearby highway(s) or major street intersection(s).

3. X Flood zone designation (with proper annotation based on Federal Flood Insurance Rate Maps or the state or local equivalent, by scaled map location and graphic plotting only).

4. X Land area as specified by the client.

5. __ Contours and the datum of the elevations.

6. X Identify and show if possible, setback, height, and floor space area restrictions of record or disclosed by applicable zoning or building codes (in addition to those recorded in subdivision maps). If none, so state.

7. X (a) Exterior dimensions of all buildings at ground level

Square footage of:

X (1) exterior footprint of all buildings at ground level

X (2) gross floor area of all buildings; or

__ (3) other areas to be defined by the client

Measured height of all buildings above grade at a defined location. If no defined location is provided, the point of measurement shall be shown.

8. X Substantial, visible improvements (in addition to buildings) such as signs, parking areas or structures, swimming pools, etc.

9. X Parking areas and, if striped, the striping and the type (eg. handicapped, motorcycle, regular, etc.) and number of parking spaces.

10. X Indication of access to a public way such as curb cuts and driveways.

11. Location of utilities (representative examples of which are shown below) existing on or serving the surveyed property as determined by:

X (a) Observed evidence

X (b) Observed evidence together with plans and markings provided by client, utility companies, and other appropriate sources (with reference as to the source of information)

Railroad tracks and sidings;

manholes, catch basins, valve vaults or other surface indications of subterranean uses;

wires and cables (including their function) crossing the surveyed premises, all poles on or within ten feet of the surveyed premises, and the dimensions of all crosswires or overhangs affecting the surveyed premises; and

utility company installations on the surveyed premises.

12.__ Governmental Agency survey-related requirements as specified by the client.

13.__ Names of adjoining owners of platted lands.

14.__ Observable evidence of earth moving work, building construction or building additions within recent months.

15.__ Any changes in street right of way lines either completed or proposed, and available from the controlling jurisdiction. Observable evidence of recent street or sidewalk construction or repairs.

16.__ Observable evidence of site use as a solid waste dump, sump or sanitary landfill.

17 a. Locate and show reciprocal easement agreements and any appurtenant & beneficial easements to the land subject to your survey.

17 b. Please add a "Statement of Encroachments".

Please certify the survey to all parties: Walgreens' entity ("Tenant"), title company and the landlord; lender and additional parties may be added upon request.

GUARANTY

In consideration of the sum of One Dollar ($1.00) to the undersigned, WALGREEN CO. an Illinois corporation, in hand paid, receipt whereof is hereby acknowledged, and in further consideration of the granting at the request of the undersigned of the attached and foregoing Lease, dated DECEMBER 21, 2006 between POINT FIVE DEVELOPMENT RIDGE & HUDSON LLC LLC, a New York limited liability company as Landlord, and WALGREEN EASTERN CO., INC., a New York corporation, as Tenant, covering the premises therein described ("Leased Premises"), the undersigned hereby guarantees the full and faithful performance of and compliance with all the terms, covenants and conditions upon the part of WALGREEN EASTERN CO., INC. as Tenant and its assigns in said Lease contained.

The undersigned shall not have any liability hereunder to Landlord or any other party with respect to any (i) occurrence during any renewal or extension period nor for the renewal or extension itself, or (ii) increase in Tenant's obligations under the Lease affected by any modification or amendment of the Lease, unless the renewal, extension, or modification, as the case may be, is consented to in writing by the undersigned.

Landlord shall give the undersigned notice of any default under said Lease, shall accept cure of such default by the undersigned within thirty (30) days of the undersigned's receipt of such notice and shall permit the undersigned, at the option of the undersigned, to enter and possess the Leased Premises for the then unelapsed portion of the term of the Lease upon all of the provisions of the Lease.

All notices sent to the undersigned pursuant to the provisions of this Guaranty shall be in writing and sent via United States certified or registered mail to the following address:

Walgreen Co.
104 Wilmot Road
Deerfield, IL 60015
Attn: Real Estate Law Department

provided, however, that the undersigned may designate a future or different address to which subsequent notices shall be sent. Notice shall be deemed given upon receipt or upon refusal to accept delivery.

In the event of litigation between Landlord and the undersigned in connection with this Guaranty, the reasonable attorneys' fees and court costs incurred by the party prevailing in such litigation shall be borne by the non-prevailing party.

This Guaranty shall be binding upon the successors and assigns of the undersigned and shall inure to the benefit of the heirs, legal representatives, successors and assigns of the Landlord.

In Witness Whereof, the undersigned has executed and delivered this instrument, under seal, the 21ST day of DECEMBER, 2006.

WALGREEN CO.
(an Illinois corporation)

Witnesses:
Hilary Junge
Jamie M. Bates

RZ DUM By: [signature]
Its: DIVISIONAL VICE PRESIDENT

STATE OF ILLINOIS)
) SS
COUNTY OF LAKE)

I, Sheila B. Foster, a Notary Public, do hereby certify that Robert M. Silverman, personally known to me to be the Divisional Vice President of WALGREEN CO. an Illinois corporation, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such Divisional Vice President, he signed and delivered the said instrument as Divisional Vice President of said corporation, and caused the corporate seal of said corporation to be affixed thereto, pursuant to authority, given by the Board of Directors of said corporation as his free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

Given under my hand and notarial seal, this 21 day of Dec, 2006.

My Commission Expires:

Sheila B. Foster
Notary Public

"OFFICIAL SEAL"
SHEILA B. FOSTER
NOTARY PUBLIC, STATE OF ILLINOIS
MY COMMISSION EXPIRES 11/19/2007

ASSIGNMENT AND ASSUMPTION OF LEASE

POINT FIVE DEVELOPMENT RIDGE AND HUDSON LLC ("Assignor"), in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt of which is hereby acknowledged, hereby assigns, transfers, sets over and conveys to ARC WGIRDNY001, LLC ("Assignee"), all of Assignor's right, title and interest in and to that certain Lease between Assignor and Walgreen Eastern Co., Inc., a Memorandum of which was recorded in the Monroe County Clerk's Office on January 19, 2007 at Liber 10411 of Deeds at Page 378 (as amended from time to time, the "Lease"), including any and all security deposits under the Lease.

Subject to the limitations set forth below, Assignor does hereby agree to defend, indemnify and hold harmless Assignee from any liability, damages (excluding speculative damages, consequential damages and lost profits), causes of action, expenses and reasonable attorneys' fees incurred by Assignee by reason of the failure of Assignor to have fulfilled, performed and discharged all of the various commitments, obligations and liabilities of the lessor, or landlord under and by virtue of the Lease prior to the date of this Assignment. Subject to the limitations set forth below, Assignee does hereby agree to defend, indemnify and hold harmless Assignor from any liability, damages (excluding speculative damages, consequential damages and lost profits), causes of action, expenses and reasonable attorneys' fees incurred by Assignor by reason of the failure of Assignee to have fulfilled, performed and discharged all of the various commitments, obligations and liabilities of the Landlord under and by virtue of the Lease on and after the date of this Assignment.

By executing this Assignment, Assignee hereby accepts the assignment of and assumes the Assignor's obligations set forth in the Lease from and after the date hereof.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment this 31 day of ~~February~~ Jan, 2011, which Assignment is effective this date. This Assignment may be executed in counterparts, which when taken together shall be deemed one agreement.

[The remainder of this page is intentionally blank; signatures on following page]

ASSIGNOR:

POINT FIVE DEVELOPMENT RIDGE AND HUDSON LLC

By: Fant Development Corp., as Member

By: ______________________
Name: Seamus P. Lyman
Title: President

STATE OF NEW YORK)
COUNTY OF Onondaga) ss.:

On the 31 day of ~~February~~ January in the year 2011 before me, the undersigned, personally appeared **SEAMUS P. LYMAN**, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

____
Notary Public

ROBERT MARCH GERMAIN
Notary Public, State of New York
No. 02GE4949044
Qualified in Onondaga County
Commission Expires April 03, 20 15

ASSIGNEE:

ARC WGIRDNY001, LLC,
a Delaware limited liability company

By: [signature]
Name: William M. Kahane
Title: President